Exhibit 10.1
.com Registry Agreement
(1 December 2012)
REGISTRY AGREEMENT
This REGISTRY AGREEMENT (this “Agreement”) is entered into as of 1 December 2012 by and between Internet Corporation for Assigned Names and Numbers, a California nonprofit public benefit corporation (“ICANN”), and VeriSign, Inc. a Delaware corporation.
ARTICLE I INTRODUCTION
Section 1.1    Effective Date. The Effective Date for purposes of this Agreement shall be December 1, 2012.
Section 1.2    Top-Level Domain. The Top-Level Domain to which this Agreement applies is .com (“TLD”).
Section 1.3    Designation as Registry Operator. Upon the Effective Date, until the Expiration Date as defined in Section 4.1 hereof, ICANN shall continue to designate VeriSign, Inc. as the sole registry operator for the TLD (“Registry Operator”).
ARTICLE II REPRESENTATIONS AND WARRANTIES
Section 2.1    Registry Operator’s Representations and Warranties.
(a)    Organization; Due Authorization and Execution. Registry Operator is a corporation, duly organized, validly existing and in good standing under the laws of Delaware, and Registry Operator has all requisite power and authority to enter into this Agreement. All corporate approvals and actions necessary for the entrance by Registry Operator into this Agreement have been obtained and this Agreement has been duly and validly executed and delivered by Registry Operator.
(b)    Statements made During Negotiation Process. The factual statements made in writing by both parties in negotiating this Agreement were true and correct in all material respects at the time made. A violation or breach of this subsection shall not be a basis for termination, rescission or other equitable relief, and, instead shall only give rise to a claim for damages.
Section 2.2    ICANN’s Representations and Warranties.
(a)    Organization; Due Authorization and Execution. ICANN is a nonprofit public benefit corporation duly organized, validly existing and in good standing under the laws of California. ICANN has all requisite corporate power and authority to enter into this Agreement. All corporate approvals and actions necessary for the entrance by ICANN into this Agreement have been obtained and this Agreement has been duly and validly executed and delivered by ICANN.
ARTICLE III COVENANTS
Section 3.1    Covenants of Registry Operator. Registry Operator covenants and agrees with ICANN as follows:
(a)    Preserve Security and Stability.
(i)    ICANN Temporary Specifications or Policies. Registry Operator shall comply with and implement all specifications or policies established by the ICANN Board of Directors on a temporary basis, if adopted by the ICANN Board of Directors by a vote of at least two-thirds of its members, so long as the ICANN Board of Directors reasonably determines that immediate temporary establishment of a specification or policy on the subject is necessary to maintain the Stability or Security (as defined in Section 3.1(d)(iv)(G)) of Registry Services or the DNS (“Temporary Specification or Policies”). Such proposed specification or policy shall be as narrowly tailored as feasible to achieve those objectives. In establishing any specification or policy under this provision, the ICANN Board of Directors shall state the period of time for which the specification or policy is temporarily adopted and shall immediately implement the Consensus Policy development process set forth in ICANN’s Bylaws. ICANN shall also issue an advisory statement containing a detailed explanation of its reasons for adopting the temporary specification or policy and why the Board believes the specification or policy should receive the consensus support of Internet stakeholders. If the period of time for which the specification or policy is adopted exceeds 90 days, the ICANN Board shall reaffirm its temporary adoption every 90 days for a total period not to exceed one year, in order to maintain such policy in effect until such time as it shall become a Consensus Policy as described in Section 3.1(b) below. If during such one year period, the temporary policy or specification does not become a Consensus Policy meeting the standard set forth in Section 3.1(b) below, Registry Operator shall no longer be required to comply with or implement such temporary policy or specification.
(b)    Consensus Policies.
(i)    At all times during the term of this Agreement and subject to the terms hereof, Registry Operator will fully comply with and implement all Consensus Policies found at http://www.icann.org/en/general/consensus-policies.htm, as of the Effective Date and as may in the future be developed and adopted in accordance with ICANN’s Bylaws and as set forth below.
(ii)    “Consensus Policies” are those specifications or policies established (1) pursuant to the procedure set forth in ICANN’s Bylaws and due process, and (2) covering those topics listed in Section 3.1(b)(iv) below.  The Consensus Policy development process and procedure set forth in ICANN’s Bylaws may be revised from time to time in accordance with ICANN’s Bylaws, and any Consensus Policy that is adopted through such a revised process and covering those topics listed in Section 3.1(b)(iv) below shall be considered a Consensus Policy for purposes of this Agreement.
(iii)    For all purposes under this Agreement, the policies identified at http://www.icann.org/en/general/consensus-policies.htm shall be treated in the same manner and have the same effect as “Consensus Policies.”
(iv)    Consensus Policies and the procedures by which they are developed shall be designed to produce, to the extent possible, a consensus of Internet stakeholders, including the operators of gTLDs.  Consensus Policies shall relate to one or more of the following: (1) issues for which uniform or coordinated resolution is reasonably necessary to facilitate interoperability, Security and/or Stability of the Internet or DNS; (2) functional and performance specifications for the provision of Registry Services (as defined in Section 3.1(d)(iii) below); (3) Security and Stability of the registry database for the TLD; (4) registry policies reasonably necessary to implement Consensus Policies relating to registry operations or registrars; or (5) resolution of disputes regarding the registration of domain names (as opposed to the use of such domain names).  Such categories of issues referred to in the preceding sentence shall include, without limitation:
(A)    principles for allocation of registered names in the TLD (e.g., first-come, first-served, timely renewal, holding period after expiration);
(B)    prohibitions on warehousing of or speculation in domain names by registries or registrars;
(C)    reservation of registered names in the TLD that may not be registered initially or that may not be renewed due to reasons reasonably related to (a) avoidance of confusion among or misleading of users, (b) intellectual property, or (c) the technical management of the DNS or the Internet  (e.g., establishment of reservations of names from registration);

(D)    maintenance of and access to accurate and up-to-date information concerning domain name registrations;
(E)    procedures to avoid disruptions of domain name registration due to suspension or termination of operations by a registry operator or a registrar, including procedures for allocation of responsibility for serving registered domain names in a TLD affected by such a suspension or termination; and
(F)    resolution of disputes regarding whether particular parties may register or maintain registration of particular domain names.
(v)    In addition to the other limitations on Consensus Policies, they shall not:
(A)    prescribe or limit the price of Registry Services;
(B)    modify the standards for the consideration of proposed Registry Services, including the definitions of Security and Stability (set forth below) and the standards applied by ICANN;
(C)    modify the terms or conditions for the renewal or termination of this Agreement;
(D)    modify ICANN’s obligations to Registry Operator under Section 3.2 (a), (b), and (c);
(E)    modify the limitations on Consensus Policies or Temporary Specifications or Policies;
(F)    modify the definition of Registry Services;
(G)    modify the terms of Sections 7.2 and 7.3, below; and
(H)    alter services that have been implemented pursuant to Section 3.1(d) of this Agreement (unless justified by compelling and just cause based on Security and Stability).
(vi)    Registry Operator shall be afforded a reasonable period of time following notice of the establishment of a Consensus Policy or Temporary Specifications or Policies in which to comply with such policy or specification, taking into account any urgency involved.
In the event of a conflict between Registry Services (as defined in Section 3.1(d)(iii) below), on the one hand, and Consensus Policies developed in accordance with this Section 3.1(b) or any Temporary Specifications or Policies established pursuant to Section 3.1(a)(i) above, on the other hand, the Consensus Polices or Temporary Specifications or Policies shall control, notwithstanding any other provisions contained within this Agreement.
(c)    Handling of Registry Data.
(i)    Data Escrow. Registry Operator shall establish at its expense a data escrow or mirror site policy for the Registry Data compiled by Registry Operator. Registry Data, as used in this Agreement, shall mean the following: (1) data for domains sponsored by all registrars, consisting of domain name, server name for each nameserver, registrar id, updated date, creation date, expiration date, status information, and DNSSEC  delegation signer (“DS”) data; (2) data for nameservers sponsored by all registrars consisting of server name, each IP address, registrar id, updated date, creation date, expiration date, and status information; (3) data for registrars sponsoring registered domains and nameservers, consisting of registrar id, registrar address, registrar telephone number, registrar e-mail address, whois server, referral URL, updated date and the name, telephone number, and e-mail address of all the registrar's administrative, billing, and technical contacts; and, (4) domain name registrant data collected by the Registry Operator from registrars as part of or following registration of a domain name. The escrow agent or mirror-site manager, and the obligations thereof, shall be mutually agreed upon by ICANN and Registry

Operator on commercially reasonable standards that are technically and practically sufficient to allow a successor registry operator to assume management of the TLD. To this end, Registry Operator shall periodically deposit into escrow all Registry Data on a schedule (not more frequently than weekly for a complete set of Registry Data, and daily for incremental updates) and in an electronic format mutually approved from time to time by Registry Operator and ICANN, such approval not to be unreasonably withheld by either party. In addition, Registry Operator will deposit into escrow that data collected from registrars as part of offering Registry Services introduced after the Effective Date of this Agreement. The schedule, content, format, and procedure for escrow deposits shall be as reasonably established by ICANN from time to time, and as set forth in Appendix 1 hereto. Changes to the schedule, content, format, and procedure may be made only with the mutual written consent of ICANN and Registry Operator (which neither party shall unreasonably withhold) or through the establishment of a Consensus Policy as outlined in Section 3.1(b) above. The escrow shall be held under an agreement, substantially in the form of Appendix 2, as the same may be revised from time to time, among ICANN, Registry Operator, and the escrow agent.
(ii)    Personal Data. Registry Operator shall notify registrars sponsoring registrations in the registry for the TLD of the purposes for which Personal Data (as defined below) submitted to Registry Operator by registrars, if any, is collected, the intended recipients (or categories of recipients) of such Personal Data, and the mechanism for access to and correction of such Personal Data. Registry Operator shall take reasonable steps to protect Personal Data from loss, misuse, unauthorized disclosure, alteration or destruction. Registry Operator shall not use or authorize the use of Personal Data in a way that is incompatible with the notice provided to registrars. “Personal Data” shall refer to all data about any identified or identifiable natural person.
(iii)    Bulk Zone File Access. Registry Operator shall provide bulk access to the zone files for the registry for the TLD to ICANN on a continuous basis in the manner ICANN may reasonably specify from time to time. Bulk access to the zone files shall be provided to third parties on the terms set forth in the TLD zone file access agreement reasonably established by ICANN, which initially shall be in the form attached as Appendix 3 hereto. Changes to the zone file access agreement may be made upon the mutual written consent of ICANN and Registry Operator (which consent neither party shall unreasonably withhold).
(iv)    Monthly Reporting. Within 20 days following the end of each calendar month, Registry Operator shall prepare and deliver to ICANN a report providing such data and in the format specified in Appendix 4.
(v)    Whois Service. Registry Operator shall provide such whois data as set forth in Appendix 5.
(d)    Registry Operations.
(i)    Registration Restrictions. Registry Operator shall reserve, and not register any TLD strings (i) appearing on the list of reserved TLD strings attached as Appendix 6 hereto or (ii) located at  http://data.iana.org/TLD/tlds-alpha-by-domain.txt for initial (i.e., other than renewal) registration at the second level within the TLD.
(ii)    Functional and Performance Specifications. Functional and Performance Specifications for operation of the TLD shall be as set forth in Appendix 7 hereto, and shall address without limitation DNS services; operation of the shared registration system; and nameserver operations. Registry Operator shall keep technical and operational records sufficient to evidence compliance with such specifications for at least one year.
(iii)    Registry Services. Registry Services are, for purposes of this Agreement, defined as the following: (a) those services that are both (i) operations of the registry critical to the following tasks:  the receipt of data from registrars concerning registrations of domain names and name servers; provision to registrars of status information relating to the zone servers for the TLD; dissemination of TLD zone files; operation of the registry zone servers; and dissemination of contact and other information concerning domain name server registrations in the TLD as required by this Agreement; and (ii) provided by the Registry Operator for the .com registry as of March 31, 2006 , as the case may be; (b) other products or services that the Registry Operator is required to provide because of the establishment of a Consensus Policy (as defined in Section 3.1(b) above); (c) any other products or services that only a registry operator is capable of providing, by reason of its designation as the registry operator; and (d) material changes to any Registry Service within the scope of (a), (b) or (c) above. Only Registry Services defined in (a) and (b) above are subject to the maximum price provisions of Section 7.3, below.
(iv)    Process for Consideration of Proposed Registry Services. Following written notification by Registry Operator to ICANN that Registry Operator may make a change in a Registry Service within the scope of the preceding paragraph:
(A)    ICANN shall have 15 calendar days to make a “preliminary determination” whether a Registry Service requires further consideration by ICANN because it reasonably determines such Registry Service:  (i) could raise significant Security or Stability issues or (ii) could raise significant competition issues.
(B)    Registry Operator must provide sufficient information at the time of notification to ICANN that it may implement such a proposed Registry Service to enable ICANN to make an informed “preliminary determination.”  Information provided by Registry Operator and marked “CONFIDENTIAL” shall be treated as confidential by ICANN.  Registry Operator will not designate “CONFIDENTIAL” information necessary to describe the purpose of the proposed Registry Service and the effect on users of the DNS.
(C)    ICANN may seek expert advice during the preliminary determination period (from entities or persons subject to confidentiality agreements) on the competition, Security or Stability implications of the Registry Service in order to make its “preliminary determination.”  To the extent ICANN determines to disclose confidential information to any such experts, it will provide notice to Registry Operator of the identity of the expert(s) and the information it intends to convey.
(D)    If ICANN determines during the 15 calendar day “preliminary determination” period that the proposed Registry Service, does not raise significant Security or Stability (as defined below), or competition issues, Registry Operator shall be free to deploy it upon such a determination.
(E)    In the event ICANN reasonably determines during the 15 calendar day “preliminary determination” period that the Registry Service might raise significant competition issues, ICANN shall refer the issue to the appropriate governmental competition authority or authorities with jurisdiction over the matter within five business days of making its determination, or two business days following the expiration of such 15 day period, whichever is earlier, with notice to Registry Operator. Any such referral communication shall be posted on ICANN’s website on the date of transmittal. Following such referral, ICANN shall have no further responsibility, and Registry Operator shall have no further obligation to ICANN, with respect to any competition issues relating to the Registry Service. If such a referral occurs, the Registry Operator will not deploy the Registry Service until 45 calendar days following the referral, unless earlier cleared by the referred governmental competition authority.
(F)    In the event that ICANN reasonably determines during the 15 calendar day “preliminary determination” period that the proposed Registry Service might raise significant Stability or Security issues (as defined below), ICANN will refer the proposal to a Standing Panel of experts (as defined below) within five business days of making its determination, or two business days following the expiration of such 15 day period, whichever is earlier, and simultaneously invite public comment on the proposal. The Standing Panel shall have 45 calendar days from the referral to prepare a written report regarding the proposed Registry Service’s effect on Security or Stability (as defined below), which report (along with a summary of any public comments) shall be forwarded to the ICANN Board. The report shall set forward the opinions of the Standing Panel, including, but not limited to, a detailed statement of the analysis, reasons, and information upon which the panel has relied in reaching their conclusions, along with the response to any specific questions that were included in the referral from ICANN staff. Upon ICANN’s referral to the Standing Panel, Registry Operator may submit additional information or analyses regarding the likely effect on Security or Stability of the Registry Service.
(G)    Upon its evaluation of the proposed Registry Service, the Standing Panel will report on the likelihood and materiality of the proposed Registry Service’s effects on Security or Stability, including whether the proposed Registry Service creates a reasonable risk of a meaningful adverse effect on Security or Stability as defined below:
Security: For purposes of this Agreement, an effect on security by the proposed Registry Service shall mean (1) the unauthorized disclosure, alteration, insertion or destruction of Registry Data, or (2) the unauthorized access to or disclosure of information or resources on the Internet by systems operating in accordance with all applicable standards.
Stability: For purposes of this Agreement, an effect on stability shall mean that the proposed Registry Service (1) is not compliant with applicable relevant standards that are authoritative and published by a well-established, recognized and authoritative standards body, such as relevant Standards-Track or Best Current Practice RFCs sponsored by the IETF or (2) creates a condition that adversely affects the throughput, response time, consistency or coherence of responses to Internet servers or end systems, operating in accordance with applicable relevant standards that are authoritative and published by a well-established, recognized and authoritative standards body, such as relevant Standards-Track or Best Current Practice RFCs and relying on Registry Operator’s delegation information or provisioning services.
(H)    Following receipt of the Standing Panel’s report, which will be posted (with appropriate confidentiality redactions made after consultation with Registry Operator) and available for public comment, the ICANN Board will have 30 calendar days to reach a decision. In the event the ICANN Board reasonably determines that the proposed Registry Service creates a reasonable risk of a meaningful adverse effect on Stability or Security, Registry Operator will not offer the proposed Registry Service. An unredacted version of the Standing Panel’s report shall be provided to Registry Operator upon the posting of the report.  The Registry Operator may respond to the report of the Standing Panel or otherwise submit to the ICANN Board additional information or analyses regarding the likely effect on Security or Stability of the Registry Service.
(I)    The Standing Panel shall consist of a total of 20 persons expert in the design, management and implementation of the complex systems and standards-protocols utilized in the Internet infrastructure and DNS (the “Standing Panel”). The members of the Standing Panel will be selected by its Chair. The Chair of the Standing Panel will be a person who is agreeable to both ICANN and the registry constituency of the supporting organization then responsible for generic top level domain registry policies. All members of the Standing Panel and the Chair shall execute an agreement requiring that they shall consider the issues before the panel neutrally and according to the definitions of Security and Stability. For each matter referred to the Standing Panel, the Chair shall select no more than five members from the Standing Panel to evaluate the referred matter, none of which shall have an existing competitive, financial, or legal conflict of interest, and with due regard to the particular technical issues raised by the referral.
(e)    Fees and Payments. Registry Operator shall pay the Registry-Level Fees to ICANN on a quarterly basis in accordance with Section 7.2 hereof.
(f)    Traffic Data. Nothing in this Agreement shall preclude Registry Operator from making commercial use of, or collecting, traffic data regarding domain names or non-existent domain names for purposes such as, without limitation, the determination of the availability and Security and Stability of the Internet, pinpointing specific points of failure, characterizing attacks and misconfigurations, identifying compromised networks and hosts, and promoting the sale of domain names; provided, however, that such use does not disclose domain name registrant, end user information or other Personal Data as defined in Section 3.1(c)(ii) for any purpose not otherwise authorized by this agreement. In this regard, in the event the TLD registry is a "thick" registry model, the traffic data that may be accessible to and used by Registry Operator shall be limited to the data that would be accessible to a registry operated under a "thin" registry model. The process for the introduction of new Registry Services shall not apply to such traffic data. The process for the introduction of new Registry Services shall not apply to such traffic data.  Nothing contained in this Section 3.1(f) shall be deemed to constitute consent or acquiescence by ICANN to a re-introduction by Registry Operator of the SiteFinder service previously introduced by the Registry Operator on or about September 15, 2003, or the introduction of any other service employing a universal wildcard function, except that this sentence shall not prohibit the provision of nameservice or any other non-registry service for a domain or zone used for other than registration services to unaffiliated third parties by a single entity (including its affiliates) for domain names registered through an ICANN-accredited registrar. To the extent that traffic data subject to this provision is made available, access shall be on terms that are non-discriminatory.
(g)    Security and Stability Review. Twice annually Registry Operator shall engage in discussions with executive staff of ICANN and the Chairman of the Board of ICANN on trends impacting the Security and/or Stability of the Registry, the DNS or the Internet pursuant to the terms of confidentiality agreements executed both by the executive staff of ICANN and the Chairman of the Board.
(h)    Centralized Whois. Registry Operator shall develop and deploy a centralized Whois for the .com TLD if mandated by ICANN insofar as reasonably feasible, particularly in view of Registry Operator’s dependence on cooperation of third parties.
Section 3.2    Covenants of ICANN. ICANN covenants and agrees with Registry Operator as follows:
(a)    Open and Transparent. Consistent with ICANN’s expressed mission and core values, ICANN shall operate in an open and transparent manner.
(b)    Equitable Treatment. ICANN shall not apply standards, policies, procedures or practices arbitrarily, unjustifiably, or inequitably and shall not single out Registry Operator for disparate treatment unless justified by substantial and reasonable cause.
(c)    TLD Zone Servers. In the event and to the extent that ICANN is authorized to set policy with regard to an authoritative root server system, it will ensure that (i) the authoritative root will point to the TLD zone servers designated by Registry Operator for the Registry TLD throughout the Term of this Agreement; and (ii) any changes to the TLD zone server designation submitted to ICANN by Registry Operator will be implemented by ICANN within seven days of submission.
(d)    Nameserver Changes. Registry Operator may request changes in the nameserver delegation for the Registry TLD. Any such request must be made in a format, and otherwise meet technical requirements, specified from time to time by ICANN. ICANN will use commercially reasonable efforts to have such requests implemented in the Authoritative Root-Server System within seven calendar days of the submission.
(e)    Root-zone Information Publication. ICANN’s publication of root-zone contact information for the Registry TLD will include Registry Operator and its administrative and technical contacts. Any request to modify the contact information for the Registry Operator must be made in the format specified from time to time by ICANN.
Section 3.3    Cooperation. The parties agree to cooperate with each other and share data as necessary to accomplish the terms of this Agreement.
Section 3.4    Contractual and Operational Compliance Audits.
(a)    ICANN may from time to time (not to exceed once per calendar quarter) conduct, or engage a third party to conduct, contractual compliance audits to assess compliance by Registry Operator with its representations and warranties contained in Article II of this Agreement and its covenants contained in Article III of this Agreement. Such audits shall be tailored to achieve the purpose of assessing compliance, and ICANN will (a) give reasonable advance notice of any such audit, which notice shall specify in reasonable detail the categories of documents, data and other information requested by ICANN, and (b) use commercially reasonable efforts to conduct such audit in such a manner as to not unreasonably disrupt the operations of Registry Operator. As part of such audit and upon request by ICANN, Registry Operator shall timely provide all responsive documents, data and any other information necessary to demonstrate Registry Operator’s compliance with this Agreement. Upon no less than five (5) business days notice (unless otherwise agreed to by Registry Operator), ICANN may, as part of any contractual compliance audit, conduct site visits during regular business hours to assess compliance by Registry Operator with its covenants contained in Section 3.1.
(b)    Any audit conducted pursuant to Section 3.4(a) will be at ICANN’s expense, unless (i) the audit relates to Registry Operator’s compliance with Section 3.1(c)(iv) and such audit reveals a material discrepancy or discrepancies in the data provided by Registry Operator, or (ii) the audit is related to a discrepancy in the fees paid by Registry Operator hereunder in excess of 5% to ICANN’s detriment. In either such case of (i) or (ii) above, Registry Operator shall reimburse ICANN for all reasonable costs and expenses associated with such audit and such reimbursement will be paid together with the next Registry-Level Fee payment due following the date of transmittal of the cost statement for such audit.
ARTICLE IV TERM OF AGREEMENT
Section 4.1    Term. The initial term of this Agreement shall expire on November 30, 2018. The Expiration Date shall be November 30, 2018, as extended by any renewal terms.
Section 4.2    Renewal. This Agreement shall be renewed upon the expiration of the term set forth in Section 4.1 above and each later term, unless the following has occurred : (i) following notice of breach to Registry Operator in accordance with Section 6.1 and failure to cure such breach within the time period prescribed in Section 6.1, an arbitrator or court has determined that Registry Operator has been in fundamental and material breach of Registry Operator’s obligations set forth in Sections 3.1(a), (b), (d) or (e); Section 5.2 or Section 7.3 and (ii) following the final decision of such arbitrator or court, Registry Operator has failed to comply within ten days with the decision of the arbitrator or court, or within such other time period as may be prescribed by the arbitrator or court. Upon renewal, in the event that the terms of this Agreement are not similar to the terms generally in effect in the Registry Agreements of the 5 largest gTLDs (determined by the number of domain name registrations under management at the time of renewal), renewal shall be upon terms reasonably necessary to render the terms of this Agreement similar to such terms in the Registry Agreements for those other gTLDs. The preceding sentence, however, shall not apply to the terms of this Agreement regarding the price of Registry Services; the standards for the consideration of proposed Registry Services, including the definitions of Security and Stability and the standards applied by ICANN in the consideration process; the terms or conditions for the renewal or termination of this Agreement; ICANN’s obligations to Registry Operator under Section 3.2 (a), (b), and (c); the limitations on Consensus Policies or Temporary Specifications or Policies; the definition of Registry Services; or the terms of Section 7.3.
Section 4.3    Failure to Perform in Good Faith. In the event Registry Operator shall have been repeatedly and willfully in fundamental and material breach of Registry Operator’s obligations set forth in Sections 3.1(a), (b), (d) or (e); Section 5.2 or Section 7.3, and arbitrators in accordance with Section 5.1(b) of this Agreement repeatedly have found Registry Operator to have been in fundamental and material breach of this Agreement, including in at least three separate awards, then the arbitrators shall award such punitive, exemplary or other damages as they may believe appropriate under the circumstances.
ARTICLE V DISPUTE RESOLUTION
Section 5.1    Resolution of Disputes.
(a)    Cooperative Engagement. In the event of a disagreement between Registry Operator and ICANN arising under or out of this Agreement, either party may by notice to the other invoke the dispute resolution provisions of this Article V. Provided, however, that before either party may initiate arbitration as provided in Section 5.1(b) below, ICANN and Registry Operator must attempt to resolve the dispute by cooperative engagement as set forth in this Section 5.1(a). If either party provides written notice to the other demanding cooperative engagement as set forth in this Section 5.1(a), then each party will, within seven calendar days after such written notice is deemed received in accordance with Section 8.6 hereof, designate a single executive officer as its representative under this Section 5.1(a) with full authority to act on such party’s behalf to resolve the dispute. The designated representatives shall, within 2 business days after being designated, confer by telephone or in person to attempt to resolve the dispute. If they are not able to resolve the dispute during such telephone conference or meeting, they shall further meet in person at a location reasonably designated by ICANN within 7 calendar days after such initial telephone conference or meeting, at which meeting the parties shall attempt to reach a definitive resolution. The time schedule and process set forth in this Section 5.1(a) may be modified with respect to any dispute, but only if both parties agree to a revised time schedule or process in writing in advance. Settlement communications within the scope of this paragraph shall be inadmissible in any arbitration or litigation between the parties.
(b)    Arbitration. Disputes arising under or in connection with this Agreement, including requests for specific performance, shall be resolved through binding arbitration conducted as provided in this Section 5.1(b) pursuant to the rules of the International Court of Arbitration of the International Chamber of Commerce (“ICC”). The arbitration shall be conducted in the English language and shall occur in Los Angeles County, California, USA only following the failure to resolve the dispute pursuant to cooperative engagement discussions as set forth in Section 5.1(a) above. There shall be three arbitrators: each party shall choose one arbitrator and, if the two arbitrators are not able to agree on a third arbitrator, the third shall be chosen by the ICC. The prevailing party in the arbitration shall have the right to recover its costs and reasonable attorneys’ fees, which the arbitrators shall include in their awards. Any party that seeks to confirm or vacate an arbitration award issued under this Section 5.1(b) may do so only pursuant to the applicable arbitration statutes. In any litigation involving ICANN concerning this Agreement, jurisdiction and exclusive venue for such litigation shall be in a court located in Los Angeles County, California, USA; however, the parties shall also have the right to enforce a judgment of such a court in any court of competent jurisdiction. For the purpose of aiding the arbitration and/or preserving the rights of the parties during the pendency of an arbitration, the parties shall have the right to seek a temporary stay or injunctive relief from the arbitration panel or a court, which shall not be a waiver of this agreement to arbitrate.
Section 5.2    Specific Performance. Registry Operator and ICANN agree that irreparable damage could occur if any of the provisions of this Agreement was not performed in accordance with its specific terms. Accordingly, the parties agree that they each shall be entitled to seek from the arbitrators specific performance of the terms of this Agreement (in addition to any other remedy to which each party is entitled).
Section 5.3    Limitation of Liability. ICANN’s aggregate monetary liability for violations of this Agreement shall not exceed an amount equal to the Registry-Level Fees paid by Registry Operator to ICANN within the preceding twelve-month period pursuant to Section 7.2 of this Agreement. Registry Operator’s aggregate monetary liability to ICANN for violations of this Agreement shall be limited to an amount equal to the fees and monetary sanctions, if any, due and owing to ICANN under this Agreement within the preceding twelve month period. In no event shall either party be liable for special, indirect, incidental, punitive, exemplary, or consequential damages arising out of or in connection with this Agreement or the performance or nonperformance of obligations undertaken in this Agreement, except as provided pursuant to Section 4.3 of this Agreement. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, REGISTRY OPERATOR DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES RENDERED BY ITSELF, ITS SERVANTS, OR ITS AGENTS OR THE RESULTS OBTAINED FROM THEIR WORK, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE VI TERMINATION PROVISIONS
Section 6.1    Termination by ICANN. ICANN may terminate this Agreement if and only if: (i) Registry Operator fails to cure any fundamental and material breach of Registry Operator’s obligations set forth in Sections 3.1(a), (b), (d) or (e); Section 5.2 or Section 7.3 within thirty calendar days after ICANN gives Registry Operator written notice of the breach, which notice shall include with specificity the details of the alleged breach; and (ii) (a) an arbitrator or court has finally determined that Registry Operator is, or was, in fundamental and material breach and failed to cure such breach within the prescribed time period and (b) following the decision of such arbitrator or court, Registry Operator has failed to comply with the decision of the arbitrator or court.
Section 6.2    Bankruptcy. This Agreement shall automatically terminate in the event Registry Operator shall voluntarily or involuntarily be subject to bankruptcy proceedings.

Section 6.3    Transition of Registry upon Termination of Agreement. Upon any termination of this Agreement as provided in Sections 6.1 and 6.2, the parties agree to work cooperatively to facilitate and implement the transition of the registry for the TLD in accordance with this Section 6.3. Registry Operator shall agree to provide ICANN or any successor registry authority that may be designated for the TLD with any data regarding operations of the registry for the TLD necessary to maintain operations that may be reasonably requested in addition to that data escrowed in accordance with Section 3.1(c)(i) hereof.
Section 6.4    Rights in Data. Registry Operator shall not be entitled to claim any intellectual property rights in Registry Data. In the event that Registry Data is released from escrow as set forth in Section 3.1(c)(i), rights, if any, held by Registry Operator in the data shall automatically be licensed on a non-exclusive, irrevocable, royalty-free, paid-up basis to ICANN or to a party designated in writing by ICANN.
Section 6.5    No Reimbursement. Any and all expenditures, capital investments or other investments made by Registry Operator in connection with this Agreement shall be at Registry Operator’s own risk and ICANN shall have no obligation to reimburse Registry Operator for any such expense, capital expenditure or investment. Registry Operator shall not be required to make any payments to a successor registry operator by reason of registry fees paid to Registry Operator prior to the effective date of (i) any termination or expiration of this Agreement or (ii) transition of the registry, unless any delay in transition of the registry to a successor operator shall be due to the actions of Registry Operator.
ARTICLE VII SPECIAL PROVISIONS
Section 7.1    Registry-Registrar Agreement.
(a)    Access to Registry Services. Registry Operator shall make access to Registry Services, including the shared registration system, available to all ICANN-accredited registrars, subject to the terms of the Registry-Registrar Agreement attached as Appendix 8 hereto. Subject to Section 7.1(d), Registry Operator shall provide all ICANN-accredited registrars following execution of the Registry-Registrar Agreement, provided registrars are in compliance with such agreement, operational access to Registry Services, including the shared registration system for the TLD. Such nondiscriminatory access shall include without limitation the following:
(i)    All registrars (including any registrar affiliated with Registry Operator, if any) can connect to the shared registration system gateway for the TLD via the Internet by utilizing the same maximum number of IP addresses and SSL certificate authentication;
(ii)    Registry Operator has made the current version of the registrar toolkit software accessible to all registrars and has made any updates available to all registrars on the same schedule;
(iii)    All registrars have the same level of access to customer support personnel via telephone, e-mail and Registry Operator’s website;
(iv)    All registrars have the same level of access to registry resources to resolve registry/registrar or registrar/registrar disputes and technical and/or administrative customer service issues;
(v)    All registrars have the same level of access to data generated by Registry Operator to reconcile their registration activities from Registry Operator’s Web and ftp servers;
(vi)    All registrars may perform basic automated registrar account management functions using the same registrar tool made available to all registrars by Registry Operator; and
(vii)    The shared registration system does not include, for purposes of providing discriminatory access, any algorithms or protocols that differentiate among registrars with respect to functionality, including database access, system priorities and overall performance.

Such Registry-Registrar Agreement may be revised by Registry Operator from time to time, provided however, that any such revisions must be approved in advance by ICANN.
(b)    Registry Operator Shall Not Act as Own Registrar. Registry Operator shall not act as a registrar with respect to the TLD. This shall not preclude Registry Operator from registering names within the TLD to itself through a request made to an ICANN-accredited registrar. In addition, where there is an imminent threat to the Security and Stability of the TLD or the Internet, this provision shall not preclude Registry Operator, for the purpose of protecting the Security and Stability of the TLD or the Internet, from temporarily preventing the registration of one or more names; provided, as soon as practicable but no later than 3 business days of taking such action, Registry Operator provides ICANN with a written notice of such action, which notice shall list all affected names, state the expected length of time that such names will not be available for registration, and explain why Registry Operator took such action. The contents of such notice shall be treated as confidential to the extent permitted by law. If ICANN disagrees with such action, it will instruct Registry Operator to release such names and Registry Operator shall immediately release such names upon receipt of such written instructions from ICANN.
(c)    Restrictions on Acquisition of Ownership or Controlling Interest in Registrar. Registry Operator shall not acquire, directly or indirectly, control of, or a greater than fifteen percent ownership interest in, any ICANN-accredited registrar.
(d)    Compliance Actions. Registry Operator acknowledges that all ICANN-accredited registrars must enter into a registrar accreditation agreement (“RAA”) with ICANN and ICANN may take certain compliance actions in response to an emergency or in accordance with the terms of the RAA, including suspension or termination of a registrar’s accreditation or suspension of a registrar’s ability to create new registered names or initiate inbound transfers of registered names. ICANN may require Registry Operator to take specific actions consistent with ICANN’s authority under the terms of the RAA to: (i) suspend or terminate a registrar’s ability to create new registered names or (ii) transfer registered names to a registrar designated by ICANN.
Section 7.2    Fees to be Paid to ICANN.
(a)    Registry Level Fees. As of the Effective Date, Registry Operator shall pay ICANN a Registry-Level Transaction Fee equal to the number of annual increments of an initial or renewal domain name registration (at one or more levels, and including renewals associated with transfers from one ICANN-accredited registrar to another), during the applicable calendar quarter multiplied by US$0.25. Registry Operator shall pay the Registry-Level Transaction Fee by the 20th day following the end of each calendar quarter (i.e., on April 20, July 20, October 20 and January 20 for the calendar quarters ending March 31, June 30, September 30 and December 31) of the year to an account designated by ICANN. For the calendar quarter ending December 31, 2012, Registry Operator shall pay an amount equal to the prorated “ICANN Fixed Registry Fee” that would have otherwise been due for the quarter under the Registry Agreement dated March 1, 2006 by and between ICANN and Registry Operator, as amended, plus the prorated Registry-Level Transaction Fee under this Agreement for the period from the Effective Date through December 31, 2012.
(b)    Variable Registry-Level Fee. For fiscal quarters in which ICANN does not collect a variable accreditation fee from all registrars, upon receipt of written notice from ICANN, Registry Operator shall pay ICANN a Variable Registry-Level Fee. The fee will be calculated by ICANN. The Registry Operator will invoice and collect the fees from the registrars who are party to a Registry-Registrar Agreement with Registry Operator and paid to ICANN by the Registry Operator by the 20th day following the end of each calendar quarter (i.e., on April 20, July 20, October 20 and January 20 for the calendar quarters ending March 31, June 30, September 30 and December 31) of the year to an account designated by ICANN. The fee will consist of two components; each component will be calculated by ICANN for each registrar:
(i)    The transactional component of the Variable Registry-Level Fee shall be specified by ICANN in accordance with the budget adopted by the ICANN Board of Directors for each fiscal year but shall not exceed US$0.25.

(ii)    The per-registrar component of the Variable Registry-Level Fee shall be specified by ICANN in accordance with the budget adopted by the ICANN Board of Directors for each fiscal year.
(c)    Interest on Late Payments. For any payments ten days or more overdue pursuant to Section 7.2, Registry Operator shall pay interest on late payments at the rate of 1.5% per month or, if less, the maximum rate permitted by applicable law.
Section 7.3    Pricing for Domain Name Registrations and Registry Services.
(a)    Scope. The Registry Services to which the provisions of this Section 7.3 shall apply are:
(i)    the Registry Services defined in Section 3.1(d)(iii)(a), above, and
(ii)    other products or services that the Registry Operator is required to provide within the scope of Section 3.1(d)(iii)(b), above, because of the establishment of a Consensus Policy (as defined in Section 3.1(b) above):

(1)	to implement changes in the core functional or performance specifications for Registry Services (as defined in Section 3.1(d)(iii)(a)); or

(2)
that are reasonably necessary to facilitate:  (A) Security and/or Stability of the Internet or DNS; (B) Security and Stability of the registry database for the TLD; or (C) resolution of disputes regarding the registration of domain names (as opposed to the use of such domain names).

Nothing contained herein shall be construed to apply the provisions of this Section 7.3 to the services enumerated in Appendix 9 of this Agreement.
(b)    No Tying. Registry Operator shall not require, as a condition of the provision or use of Registry Services subject to this Section 7.3 in accordance with the requirements of this Agreement, including without limitation Section 7.1 and Appendix 10, that the purchaser of such services purchase any other product or service or refrain from purchasing any other product or service. Notwithstanding any other offering that may include all or any portion of the Registry Services at any price, Registry Operator shall offer to all ICANN-accredited registrars the combination of all Registry Services subject to this Section 7.3 at a total price for those Registry Services that is no greater than the Maximum Price calculated pursuant to Section 7.3(d) and that otherwise complies with all the requirements of Section 7.3.
(c)    Price for Registry Services. The price for all Registry Services subject to this Section 7.3 shall be the amount, not to exceed the Maximum Price, that Registry Operator charges for each annual increment of a new and renewal domain name registration and for each transfer of a domain name registration from one ICANN-accredited registrar to another.
(d)    Maximum Price. The Maximum Price for Registry Services subject to this Section 7.3 shall be as follows:
(i)    from the Effective Date through 30 November 2018, US $7.85;
(ii)    Registry Operator shall be entitled to increase the Maximum Price during the term of the Agreement due to the imposition of any new Consensus Policy or documented extraordinary expense resulting from an attack or threat of attack on the Security or Stability of the DNS, not to exceed the smaller of the preceding year’s Maximum Price or the highest price charged during the preceding year, multiplied by 1.07.

(e)    No price discrimination. Registry Operator shall charge the same price for Registry Services subject to this Section 7.3, not to exceed the Maximum Price, to all ICANN-accredited registrars (provided that volume discounts and marketing support and incentive programs may be made if the same opportunities to qualify for those discounts and marketing support and incentive programs is available to all ICANN-accredited registrars).
(f)    Adjustments to Pricing for Domain Name Registrations. Registry Operator shall provide no less than six months prior notice in advance of any increase for new and renewal domain name registrations and for transferring a domain name registration from one ICANN-accredited registrar to another and shall continue to offer for periods of up to ten years new and renewal domain name registrations fixed at the price in effect at the time such offer is accepted. Registry Operator is not required to give notice of the imposition of the Variable Registry-Level Fee set forth in Section 7.2(b).
(g)    Maximum Price does not include ICANN Variable Registry-Level Fee. The Maximum Price does not include, and shall not be calculated from a price that includes, all or any part of the ICANN Variable Registry-Level Fee set forth in Section 7.2(b), above, or any other per-name fee for new and renewal domain name registrations and for transferring a domain name registration from one ICANN-accredited registrar to another.
ARTICLE VIII MISCELLANEOUS
Section 8.1    Indemnification of ICANN.
(a)    Registry Operator shall indemnify, defend, and hold harmless ICANN (including its directors, officers, employees, and agents) from and against any and all third-party claims, damages, liabilities, costs, and expenses, including reasonable legal fees and expenses, arising out of or relating to: (a) ICANN's reliance, in connection with its decision to delegate the TLD to Registry Operator or to enter into this Agreement, on information provided by Registry Operator in its application for the TLD; (b) Registry Operator's establishment or operation of the registry for the TLD; (c) Registry Operator's provision of Registry Services; (d) collection or handling of Personal Data by Registry Operator; (e) any dispute concerning registration of a domain name within the domain of the TLD for the registry; and (f) duties and obligations of Registry Operator in operating the registry for the TLD; provided that Registry Operator shall not be obligated to indemnify, defend, or hold harmless ICANN to the extent the claim, damage, liability, cost, or expense arose due to a breach by ICANN of any obligation contained in this Agreement or any willful misconduct of ICANN. For avoidance of doubt, nothing in this Section 8.1 shall be deemed to require Registry Operator to reimburse or otherwise indemnify ICANN for the costs associated with the negotiation or execution of this Agreement, or with the monitoring or management of the parties' respective obligations under this Agreement. Further, this section shall not apply to any request for attorney's fees in connection with any litigation or arbitration between or among the parties.
(b)    For any claims by ICANN for indemnification whereby multiple registry operators (including Registry Operator) have engaged in the actions or omissions that gave rise to the claim, Registry Operator's aggregate liability to indemnify ICANN with respect to such claim shall be limited to a percentage of ICANN's total claim, calculated by dividing the number of total domain names under registration with Registry Operator within the TLD (which names under registration shall be calculated consistently with Section 7.2 hereof for any applicable quarter) by the total number of domain names under registration within all TLDs for which the registry operators thereof that are engaging in the same acts or omissions giving rise to such claim. For the avoidance of doubt, in the event that a registry operator is engaged in the same acts or omissions giving rise to the claims above, but such registry operator(s) do not have the same or similar indemnification obligations to ICANN at set forth in 8.1(a) above, the number of domains under management by such registry operator(s) shall nonetheless be included in the calculation in the preceding sentence.
Section 8.2    Indemnification Procedures. If ICANN receives notice of any third-party claim that is indemnified under Section 8.1 above, ICANN shall promptly notify Registry Operator of such claim. Registry Operator shall be entitled, if it so elects, in a notice promptly delivered to ICANN, to immediately take control of the defense and investigation of such claim and to employ and engage attorneys reasonably acceptable to the indemnified party to handle and defend the same, at the indemnifying party's sole cost and expense, provided that in all events ICANN shall be entitled to control at its sole cost and expense the litigation of issues concerning the validity or interpretation of ICANN policies or conduct. ICANN shall cooperate, at its own cost, in all reasonable respects with Registry Operator and its attorneys in the investigation, trial, and defense of such claim and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom. No settlement of a claim that involves a remedy affecting ICANN other than the payment of money in an amount that is indemnified shall be entered into without the consent of ICANN. If Registry Operator does not assume full control over the defense of a claim subject to such defense in accordance with this Section, Registry Operator may participate in such defense, at its sole cost and expense, and ICANN shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of Registry Operator.
Section 8.3    No Offset. All payments due under this Agreement shall be made in a timely manner throughout the term of this Agreement and notwithstanding the pendency of any dispute (monetary or otherwise) between Registry Operator and ICANN.
Section 8.4    Use of ICANN Name and Logo. ICANN grants to Registry Operator a non-exclusive royalty-free license to state that it is designated by ICANN as the Registry Operator for the Registry TLD and to use a logo specified by ICANN to signify that Registry Operator is an ICANN-designated registry authority. This license may not be assigned or sublicensed by Registry Operator.
Section 8.5    Assignment and Subcontracting. Any assignment of this Agreement shall be effective only upon written agreement by the assignee with the other party to assume the assigning party’s obligations under this Agreement. Moreover, neither party may assign this Agreement without the prior written approval of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, ICANN may assign this Agreement in conjunction with a reorganization or re-incorporation of ICANN, to another nonprofit corporation organized for the same or substantially the same purposes. Registry Operator must provide notice to ICANN of any subcontracting arrangements, and any agreement to subcontract portions of the operations of the TLD must mandate compliance with all covenants, obligations and agreements by Registry Operator hereunder. Any subcontracting of technical operations shall provide that the subcontracted entity become party to the data escrow agreement mandated by Section 3.1(c)(i) hereof.
Section 8.6    Amendments and Waivers. No amendment, supplement, or modification of this Agreement or any provision hereof shall be binding unless executed in writing by both parties. No waiver of any provision of this Agreement shall be binding unless evidenced by a writing signed by the party waiving compliance with such provision. No waiver of any of the provisions of this Agreement or failure to enforce any of the provisions hereof shall be deemed or shall constitute a waiver of any other provision hereof, nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 8.7    No Third-Party Beneficiaries. This Agreement shall not be construed to create any obligation by either ICANN or Registry Operator to any non-party to this Agreement, including any registrar or registered name holder.
Section 8.8    Notices, Designations, and Specifications. All notices to be given under or in relation to this Agreement shall be given either (i) in writing at the address of the appropriate party as set forth below or (ii) via facsimile or electronic mail as provided below, unless that party has given a notice of change of postal or email address, or facsimile number, as provided in this agreement. Any change in the contact information for notice below shall be given by the party within 30 days of such change. Any notice required by this Agreement shall be deemed to have been properly given (i) if in paper form, when delivered in person or via courier service with confirmation of receipt or (ii) if via facsimile or by electronic mail, upon confirmation of receipt by the recipient’s facsimile machine or email server. Whenever this Agreement shall specify a URL address for certain information, Registry Operator shall be deemed to have been given notice of any such information when electronically posted at the designated URL.  In the event other means of notice shall become practically achievable, such as notice via a secure website, the parties shall work together to implement such notice means under this Agreement.

If to ICANN, addressed to:
Internet Corporation for Assigned Names and Numbers
12025 Waterfront Drive, Suite 300
Los Angeles, CA 90094-2536
Telephone: 1-310-301-5800
Facsimile: 1-310-823-8649
Attention: President and CEO
With a Required Copy to:  General Counsel
Email:  (As specified from time to time.)
If to Registry Operator, addressed to:
VeriSign, Inc.
12061 Bluemont Way,
Reston, Virginia 20190
Telephone: 1-703-948-4524
Facsimile: 1-703-450-7326
Attention: VP, Associate General Counsel, Naming
With a Required Copy to:  General Counsel
Email: (As specified from time to time.)
Section 8.9    Language. Notices, designations, determinations, and specifications made under this Agreement shall be in the English language.
Section 8.10    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 8.11    Entire Agreement. This Agreement (including its Appendices, which form a part of it) constitutes the entire agreement of the parties hereto pertaining to the operation of the TLD and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties on that subject. In the event of a conflict between the provisions in the body of this Agreement and any provision in its Appendices, the provisions in the body of the Agreement shall control.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.
INTERNET CORPORATION FOR ASSIGNED NAMES AND NUMBERS

By: /s/ FADI CHEHADÉ            Fadi Chehadé
           President and Chief Executive Officer
Date:

VeriSign, Inc.

By: /s/ D. JAMES BIDZOS
            D. James Bidzos
            Chairman of the Board, Executive Chairman, President and Chief Executive Officer
Date: 11/29/2012

.com Registry Agreement Appendix 1
Data Escrow Specification
(1 December 2012)
This Appendix 1 to the .com Registry Agreement consists of four of the five exhibits to the Data Escrow Agreement that constitutes Appendix 2 to the .com Registry Agreement:
Exhibit A-Schedule for Escrow Deposits
Exhibit B-Escrow Deposit Format Specification
Exhibit C-Escrow Transfer Process
Exhibit D-Escrow Verification Procedures
The fifth exhibit (Exhibit E), which sets forth Escrow Agent's fees, is subject to negotiation between Registry Operator and Escrow Agent.
EXHIBIT A
Schedule for Escrow Deposits
Weekly and daily deposits will include records/transactions generated just before 00:00:00 (EST/EDT) of the next day they relate, e.g., report related to Sunday will include all transactions generated just before 00:00:00 of the following Monday.  Date fields will be date-time data expressed in Eastern Standard Time / Eastern Daylight Time using the Gregorian calendar, e.g. “2010-03-29T18.04.32” until a future time, to be mutually agreed by the Parties, when the date fields will include a time zone indicator specifically corresponding to the Eastern Standard Time / Eastern Daylight Time, as appropriate, e.g. “2010-03-29T18.04.32-04:00”. Data fields in the specified reports will be colon delimited until a future time, to be mutually agreed by the parties, when the delimiter will be changed to a tilde "~" or other agreed delimiter.  Further, the Registrar Whois Report from the Weekly Deposit Materials will be provided in XML.
 Weekly Escrow Deposits:
Registry Operator will deposit a complete set of Data into escrow on a weekly basis by electronically and securely transmitting a snapshot of each operational Registrar's data (the "Deposit Materials"). The snapshot captures the state of each Registrar's data at the time the snapshot was created. Specific data elements contained in the Deposit Materials are identified in Table 1 of Exhibit B.
Daily Escrow Deposits:
Registry Operator will securely and electronically deposit a transaction log for each operational Registrar representing transactions that occurred over the previous 24-hour period (the "Additional Deposit"). The logs will be escrowed daily, being in the form of Additional Deposit each Tuesday through Sunday, and being in the form of the Weekly Deposit Materials each Monday, which shall capture that Sunday's data. The Daily Additional Deposit will act as incremental updates to the Weekly Deposit Materials and will include all Registrar activity, such as add, delete, and transfer of a domain name. Specific data elements contained in the Additional Deposit are identified in Table 2 of Exhibit B.
Electronic Delivery Service Escrow Deposit Method:
The transmitted data will be made available to Data Escrow Provider as follows:
Daily Deposits:
Daily transactional data will be made available no later than 18:00 (EDT/EST) each Tuesday through Sunday for the previous calendar day. For example, transactional data related to Monday would be available to the escrow company on Tuesday no later than 18:00 (EDT/EST). The results of transactions completed on Sunday will be made available in the Weekly Deposit Materials, thus no separate Daily Additional Deposit will be made for Sunday activity.
Weekly Deposits:
Weekly database snapshots taken at midnight on Sundays will be available not later than 18:00 (EDT/EST) each Monday.

EXHIBIT B
ESCROW DEPOSIT FORMAT SPECIFICATION
Each Weekly and Daily Deposit consists of a series of reports that are concatenated in the escrow process.
Table 1: Weekly Deposit Materials Format
Weekly Reports
1. Registrar Domain Report - com
Title: Registrar Domain Report - com
Report name: rgr_domain_com
Description: This report contains data for domains sponsored by all registrars. Status Information will use Status Values from RFC 5731, Section 2.3. Since a domain may have more than one status, each domain will have separate lines for each domain/nameserver/status combination.
Fields:
Domain Name (domainname)
Server names for all nameservers (servername)
IANA Registrar ID (registrarid)
Updated Date (updatedate)
Creation Date (createdate)
Expiration Date (expirationdate)
Status Information (statusname)
Domain ROID (roid)
2. Registrar Nameserver Report
Title: Registrar Nameserver Report
Report name: rgr_nameserver
Description: This report contains data for all nameservers sponsored by all registrars. The nameserver is listed once with all associated information. Since a nameserver may have more than one IP address, each nameserver will have separate lines for each nameserver/IP address/status combination. Status Information will use Status Values from RFC 5732, Section 2.3.
Fields:
Server Name (servername)
IP Address (ipaddress)
IANA Registrar ID (registrarid)
Updated Date (updatedate)
Creation Date (createdate)
Expiration Date (expirationdate)
Status Information (statusname)
Nameserver ROID  (nsroid)
3. Registrar Whois Report
Title: Registrar Whois Report
Report name: registrar_whois
Description: This report contains data for registrars sponsoring registered domains and nameservers and will consist of one record for each registrar.
Fields:
IANA Registrar ID (REGISTRARID)
Registrar Name (REGISTRARNAME)
Address 1 (ADDRESSLINE1)
Address 2 (ADDRESSLINE2)
Address 3 (ADDRESSLINE3)
City (CITY)

State / Province (STATEPROVINCE)
Postal Code (POSTALCODE)
Country (COUNTRYCODE)
Telephone Number (PHONENUMBER)
Fax Number (FAXNUMBER)
E-Mail Address (EMAIL)
Whois Server (WHOISSERVER)
Web URL (URL)
Updated Date (UPDATEDATE)
Administrative Contact First Name(ADMINFNAME)
Administrative Contact Last Name (ADMINLNAME)
Administrative Contact Telephone Number (ADMINPHONE)
Administrative Contact E-Mail (ADMINEMAIL)
Billing Contact First Name (BILLINGFNAME)
Billing Contact Last Name (BILLINGLNAME)
Billing Contact Telephone Number (BILLINGPHONE)
Billing Contact E-Mail (BILLINGEMAIL)
Technical Contact First Name (TECHFNAME)
Technical Contact Last Name (TECHLNAME)
Technical Contact Telephone Number (TECHPHONE)
Technical Contact E-Mail (TECHEMAIL)
4. Domain Name Registrant Data
If Registry Operator requires registrars to provide it with registrant domain name registration data, Registry Operator shall escrow such registrant domain name registration data that is collected from registrars.
5. DNSSEC-Related Data
At such time that Registry Operator implements DNSSEC and collects DS records, Registry Operator shall escrow such DS records.
Title: DS Report
Report name: ds_domain_report_com
Description: This report contains delegation signer (DS) records associated with domains sponsored by all registrars. Each DS record is listed once.
Fields:
Domain Name (domainname)
Domain ROID (roid)
Key Tag (keytag)
Algorithm (algorithm)
Digest Type (digesttype)
Digest  (digest)
DS records will be escrowed in DS RR Presentation Format as defined in section 5.3 of RFC 4034.
6. Registry Services Data
Registry Operator shall escrow data collected from registrars as part of offering Registry Services introduced after the Effective Date of its Registry Agreement with ICANN, if any.
Table 2: Daily Additional Deposit Format
Registrar Daily Additional Deposits
1. Registrar Transaction Report
Title: Registrar Transaction Report
Report name: rgr_transaction
Description: This report contains transactions associated with a specific registrar. Domain operations produce one row for each associated nameserver. Nameserver operations produce one row for each associated ipaddress. If multiple DS records are associated with a transacton, those records will be comma separated and included on a single line with that transaction.  A transactionid is included to allow unique identification of transactions. Operations of type “MOD” (e.g., MOD_DOMAIN, MOD_NAMESERVER, itc.) will include all the associated objects even if they were not affected by the transaction, i.e., a MOD_DOMAIN operation will include a row for each nameserver even for those that were not modified.  The content of columns 3 and 4 is dependent on the operation in the following ways:
operation Œ (ADD_DOMAIN, MOD_DOMAIN, DEL_DOMAIN) => [domainname][servername]
operation Œ (ADD_NAMESERVER, MOD_ NAMESERVER, DEL_ NAMESERVER) => [ipaddress][servername]
operation Œ (TRANSFER_DOMAIN) => [domainname][null]
operation Oe (ADD_DS, MOD_ DS, DEL_ DS) => [domainname][dsdata]
Only the seven (7) operation types above are included in the report.
The dsdata column will have the following fields in DS RR Presentation Format as defined in section 5.3 of RFC 4033 with pipe delimiter for - <KeyTag>|<Algorithm>|<DigestType>|<Digest>
Fields:
transactionid
operationname
domainname | ipaddress
servername | null
transactiondate
roid
dsdata | null

EXHIBIT C
Escrow Transfer Process
Effective:  To Be Mutually Agreed Between Registry Operator and Data Escrow Provider
Deposit Transfer Process. Registry Operator shall prepare and transfer the Deposit file by the following steps, in sequence:

1.	The Reports making up the Deposit will first be created according to the format specification. (See Exhibit B above, "Escrow Deposit Format Specification").

2.
The Reports making up the Deposit will be concatenated. The resulting file shall be named according to the following format: "com-SEQN-YYYYMMDD", where “SEQN” is a four digit decimal number that is incremented as each report is prepared and "YYYY" represents the year, “MM” the month, and “DD” the day of the date to which the file relates.

3.
Next, the Deposit files will be processed by a program (provided by ICANN) that will verify that it complies with the format specification and contains reports of the same date/time (for a Full Deposit), count the number of objects of the various types in the Deposit, and append to the file a report of the program's results.

4.
Registry Operator may optionally split the resulting file using the Unix SPLIT command (or equivalent) to produce files no less than 1 GB each (except the final file). If Deposit files are split, a .MD5 file (produced with MD5SUM or equivalent) must be included with the split files to isolate errors in case of transfer fault.

5.
The Deposit file(s) will then be encrypted using Escrow Agent's public key for GPG or PGP and signed using Registry Operator's private key for GPG or PGP, both version 6.5.1 or above, with a key of DH/DSS type and 2048/1024-byte length. (Note that GPG or PGP compresses the Deposit file(s) in addition to encrypting it (them).)

The formatted, encrypted and signed Deposit file(s) will be sent, by anonymous file transfer, to Escrow Agent's SFTP server within the specified time window.

Significant changes to the escrow transfer process require extensive integration between the parties.  To ensure the registry data is always protected via the escrow process, Registry Operator will continue to run the legacy escrow transfer process and the new escrow transfer process in parallel until such time as all parties agree to retire the legacy escrow transfer process.  The legacy escrow process will escrow all data listed in Exhibit B.
EXHIBIT D
Escrow Verification Procedures
Effective:  To Be Mutually Agreed Between Registry Operator and Data Escrow Provider
Verification Procedures. Escrow Agent will verify the format and completeness of each Deposit by the following steps:

1.	At the conclusion of the deposit window, all Deposit files will be moved to a not-publicly-accessible directory and the existence and size of each will be noted.

2.
Each Deposit file will be decrypted using Escrow Agent's private key for GPG or PGP and authenticated using Registry Operator's public key for GPG or PGP. (In this step, GPG or PGP will also automatically decompress the escrow file).

3.	If there are multiple files, they will be concatenated in sequence.

4.
Escrow Agent will run a program (to be supplied by ICANN) on the Deposit files (without report) that will split it in to its constituent reports (including the format report prepared by the Registry Operator and appended to the Deposit) check its format, count the number of objects of each type, and verify that the data set is internally consistent. This program will compare its results with the results of the Registry-generated format report, and will generate a Deposit format and completeness report. The program will encrypt the report using ICANN's public key for GPG or PGP and signed using Escrow Agent's private key for GPG or PGP, both versions 6.5.1 or above, with a key of DH/DSS type and 2048/1024-byte length. (Note that GPG or PGP compresses the Deposit file(s) in addition to encrypting it (them). Escrow Agent will send the encrypted and signed report to ICANN by email.

5.	The decrypted Deposit files will be destroyed to reduce likelihood of data loss to intruders in case of partial security failure.
Distribution of Public Keys. Each of Registry Operator and Escrow Agent will distribute its public key to the other party (Registry Operator or Escrow Agent, as the case may be) via email to an email address to be specified. Each party will confirm receipt of the other party's public key with a reply email, and the distributing party will subsequently reconfirm the authenticity of the key transmitted. In this way, public key transmission is authenticated to a user able to send and receive mail via a mail server operated by the distributing party. Escrow Agent, Sponsor and ICANN shall exchange keys by the same procedure.

.com Registry Agreement Appendix 2 Escrow Agreement (1 December 2012)

This Escrow Agreement ("Agreement") is made as of this ___ day of _____, _____, by and between VeriSign, Inc. ("Registry Operator"), Iron Mountain Intellectual Property Management, Inc. ("Escrow Agent"), and the Internet Corporation for Assigned Names and Numbers ("ICANN").
Preliminary Statement. Registry Operator intends to deliver the "Deposit Materials" and any "Additional Deposit" to Escrow Agent as defined and provided for herein. Registry Operator desires Escrow Agent to hold the Deposit Materials and, upon certain events described herein, deliver the Deposit Materials (or a copy thereof) to ICANN in accordance with the terms hereof.
Escrow Agent certifies that it is allowed to receive the Deposit under the UK Data Protection Act as a registered data controller and/or is certified under the European Union Safe Harbour Act.
Now, therefore, in consideration of the foregoing, of the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Delivery by Registry Operator. Registry Operator shall be solely responsible for delivering to Escrow Agent the Deposit Materials, as defined and described in the “Data Escrow Specification," attached as Appendix 1 to the .com Registry Agreement between Registry Operator and ICANN (the “Registry Agreement”) and incorporated herein by reference (“Appendix 1”). Registry Operator may elect to deliver the Deposit Materials in accordance with Exhibit C to Appendix 1 or in a manner mutually agreed upon by Escrow Agent and Registry Operator. Upon receipt of the Deposit Materials, Escrow Agent shall immediately process the Deposit Materials in accordance with Exhibit D of Appendix 1 and generate a file listing, which Escrow Agent shall, within ten (10) business days of the end of each calendar month, forward to Registry Operator, via email or United States mail. Within two (2) business days after receiving them, Escrow Agent shall verify that any Deposit Materials are in the proper format and appear to be complete by performing the verification procedures specified in Exhibit D of Appendix 1. Escrow Agent and Registry Operator agree that Escrow Agent will verify the Deposit Materials using a program that may be provided by ICANN (“Scripts”). Escrow Agent shall deliver, on the last business day of each month, a written certification to ICANN that it has performed the verification procedures described in Exhibit D on all Deposit Materials received during the last month and shall deliver to ICANN a copy of the verification reports generated by those procedures. If Escrow Agent discovers that any Deposit Materials fail the verification procedures, Escrow Agent shall notify ICANN and Registry Operator of such nonconformity within forty-eight (48) hours. Escrow Agent shall then hold the Deposit Materials in accordance with the terms and conditions hereof.
2. Duplication; Periodic Updates
(a) Escrow Agent may duplicate the Deposit Materials by any means in order to comply with the terms and provisions of this Agreement. Alternatively, Escrow Agent, by notice to Registry Operator, may reasonably require Registry Operator to promptly duplicate the Deposit Materials and forward the same to Escrow Agent.
(b) Registry Operator shall deposit with Escrow Agent the "Additional Deposit," as defined and described in the attached Exhibit A of Appendix 1. Within two (2) business days after receiving them, Escrow Agent shall verify that any Additional Deposits are in the proper format and appear to be complete by performing the verification procedures specified in Exhibit D of Appendix 1. Escrow Agent shall deliver, on the last business day of each month, a written certification to ICANN that it has performed those verification procedures on all Additional Deposits received during the last month and shall deliver to ICANN a copy of the verification reports generated by those procedures. If Escrow Agent discovers that any Additional Deposits fail the verification procedures, Escrow Agent shall notify ICANN and Registry Operator of such nonconformity within forty-eight (48) hours.
3. Notification of Deposits. Simultaneous with the delivery to Escrow Agent of the Deposit Materials or any Additional Deposit, as the case may be, Registry Operator shall deliver to Escrow Agent a written statement, via email, specifically identifying all items deposited and stating that the Deposit Materials and/or any Additional Deposit have been inspected by Registry Operator and are complete and accurate. Escrow Agent shall, within two (2) business days of receipt of any Deposit Materials or Additional Deposit, send notification to Registry Operator and ICANN, via email, that it has received from Registry Operator such Deposit Materials and/or any such Additional Deposit. In addition, Escrow Agent shall also include a copy of the processing report as confirmation that it has completed processing the deposit.
4. Delivery by Escrow Agent
4.1 Delivery by Escrow Agent to ICANN. Escrow Agent shall deliver the Deposit Materials and any Additional Deposits received since the last submission of Deposit Material ("Outstanding Additional Deposits"), or a complete copy thereof, to ICANN only in the event that:
(a) Registry Operator notifies Escrow Agent to effect such delivery to ICANN at a specific address, the notification being accompanied by a check payable to Escrow Agent in the amount of one hundred dollars ($100.00); or
(b) Escrow Agent receives from ICANN:
(i) Written notification that the Registry Agreement between Registry Operator and ICANN dated March 1, 2006 ("Registry Agreement") has been finally, validly and legally terminated under Section 6 of the Registry Agreement and no injunction or similar order has been obtained from an arbitrator or court prohibiting ICANN from securing the data in this escrow (“Registry Termination”);
(ii) a written statement that ICANN has previously notified Registry Operator of such Registry Termination in writing;
(iii) a written demand that the Deposit Materials and Outstanding Additional Deposits be released and delivered to ICANN;
(iv) a written undertaking from ICANN that the Deposit Materials and Outstanding Additional Deposits being supplied to ICANN will be used only as permitted under the terms of the Registry Agreement;
(v) specific instructions from ICANN for this delivery; and
(vi) a check from Registry Operator, or from ICANN (who will then be reimbursed by Registry Operator), payable to Escrow Agent in the amount of one hundred dollars ($100.00); or
(c) Release occurs according to Paragraph 8(b) below.
4.2 Delivery at Registry Operator's Request. If the provisions of 4.1(a) are satisfied, Escrow Agent shall, within five (5) business days after receipt of the notification and check specified in Paragraph 4.1(a), deliver the Deposit Materials and Outstanding Additional Deposits in accordance with the applicable instructions.
4.3 Delivery at ICANN's Request. If the provisions of Paragraphs 4.1(b) or 4.1(c) are satisfied, Escrow Agent within five (5) business days after receipt of all the documents specified in these paragraphs, shall deliver the following: (i) to Registry Operator, a photostatic copy of all such documents; (ii) to ICANN, as specifically instructed by ICANN, electronic copies of the Deposit Materials and electronic copies of the Outstanding Additional Deposits; provided, however, that if the delivery is commenced by reason of Paragraph 4.1 (c), Registry Operator may make the payment owing to Escrow Agent during the five (5) business day period referenced above, and Escrow Agent shall not thereafter deliver to ICANN the materials specified in subpart (ii), above. Following receipt of the notice to Registry Operator under subpart (i) of the preceding sentence, Registry Operator shall have thirty (30) days from the date on which Registry Operator receives such documents ("Objection Period") to notify Escrow Agent of its objection ("Objection Notice") to the release of the Deposit Materials to ICANN and request that the issue of entitlement to a copy of the Deposit Materials be submitted to arbitration in accordance with the following provisions:
(a) The sending of an Objection Notice shall not delay delivery of Deposit Materials and Outstanding Additional Deposits to ICANN.
(b) If Registry Operator shall send an Objection Notice to Escrow Agent during the Objection Period, the matter shall be submitted to and settled by arbitration by a panel of three (3) arbitrators chosen by the American Arbitration Association in accordance with the rules of the American Arbitration Association. The arbitrators shall apply the law of California exclusive of its conflicts of laws rules. At least one (1) arbitrator shall be reasonably familiar with the

Internet industry. The decision of the arbitrators shall be binding and conclusive on all parties involved, and judgment upon their decision may be entered in a court of competent jurisdiction. All costs of the arbitration incurred by Escrow Agent, including reasonable attorneys' fees and costs, shall be paid by the party which does not prevail in the arbitration; provided, however, if the arbitration is settled prior to a decision by the arbitrators, the parties involved in the arbitration shall each pay an equal percentage of all such costs.
(c) Notwithstanding Paragraph 4.3(b), the parties agree that any arbitration brought pursuant to Paragraph 4.3 shall not re-evaluate, reconsider, or otherwise subject to review any issues, causes of action, or other claims which were decided, in an arbitration or court decision involving the parties hereto concerning the Registry Agreement and/or the Cooperative Agreement, and that any decision regarding such issues or claims in an arbitration brought pursuant to Paragraph 4.3 would be invalid, unenforceable, and not binding. The propriety, validity, legality, or effectiveness of any terminations or actions under the Registry Agreement and/or Cooperative Agreement shall be determined solely through procedures and remedies provided for by those respective agreements, not through any arbitration brought pursuant to Paragraph 4.3. Any arbitration proceeding brought pursuant to Paragraph 4.3 shall be limited to a determination of whether Paragraphs 4.1(b) and (c) have been satisfied.
(d) Registry Operator may, at any time prior to the commencement of arbitration proceedings, notify Escrow Agent that Registry Operator has withdrawn the Objection Notice. Upon receipt of any such notice from Registry Operator, Escrow Agent shall promptly deliver Deposit Materials and Outstanding Additional Deposits to ICANN in accordance with the instructions provided by ICANN.
(e) If the release of materials to ICANN pursuant to Paragraph 4.3 is judged to be proper in any arbitration brought in accordance with Paragraph 4.3, Escrow Agent shall promptly deliver to ICANN, in accordance with the instructions specified in Paragraph 4.1(b)(v) above, any Deposit Materials and Outstanding Additional Deposits that have not previously been delivered. All parties agree that Escrow Agent shall not be required to deliver such Deposit Materials and Outstanding Additional Deposits until all such fees then due to Escrow Agent have been paid.
(f) If the release of the Deposit Materials and Outstanding Additional Deposits to ICANN pursuant to Paragraph 4.3 is judged to have been improper in any arbitration brought in accordance with Paragraph 4.3, ICANN shall promptly return or destroy, at Registry Operator's discretion, those Deposit Materials and Outstanding Additional Deposits that were received by ICANN pursuant to Paragraph 4.3.
4.4 Delivery by Escrow Agent to Registry Operator. Escrow Agent shall release and deliver the Deposit Materials and any Additional Deposit to Registry Operator upon termination of this Agreement in accordance with Paragraph 7(a) or 7(b) hereof.
5. Indemnity.
(a) General Indemnity. Subject to the limitation imposed under Section 11(a), Registry Operator and ICANN shall jointly and severally indemnify and hold harmless Escrow Agent and each of its directors, officers, agents and employees ("Escrow Agent Indemnitees") absolutely and forever, from and against any and all claims, actions, damages, suits, liabilities, obligations, costs, fees, charges, and any other expenses whatsoever, including reasonable attorneys' fees and costs, that may be asserted by a third party against any Escrow Agent Indemnitee in connection with this Agreement or the performance of Escrow Agent or any Escrow Agent Indemnitee hereunder, except for any claims, actions, damages, suits, liabilities, obligations, costs, fees, charges, or any other expenses arising in connection with the misrepresentation, negligence, or misconduct of Escrow Agent, its directors, officers, agents, employees or contractors. Subject to the limitation imposed under Section 11(a), Escrow Agent shall likewise indemnify and hold harmless Registry Operator and ICANN, and each of their respective directors, officers, agents, and employees ("Indemnitees") absolutely and forever, from and against any and all claims, actions, damages, suits, liabilities, obligations, costs, fees, charges, and any other expenses whatsoever, including reasonable attorneys' fees and costs, that may be asserted by a third party against any Indemnitee in connection with the misrepresentation, negligence, or misconduct of Escrow Agent, its directors, officers, agents, employees and contractors.
6. Disputes and Interpleader.
(a) Escrow Agent may submit any dispute under this Agreement to any court of competent jurisdiction in an interpleader or similar action other than a matter submitted to arbitration after Escrow Agent's receipt of an Objection Notice under Paragraph 4 and the parties under this Agreement submit the matter to such arbitration as described in Paragraph 4 of this Agreement. Any and all costs incurred by Escrow Agent in connection therewith, including reasonable attorneys' fees and costs, shall be borne 50% by each of Registry Operator and ICANN.
(b) Escrow Agent shall perform any acts ordered by any court of competent jurisdiction, without any liability or obligation to any party hereunder by reason of such act.
7. Term and Renewal.
(a) The initial term of this Agreement shall be two (2) years, commencing on the date hereof (the "Initial Term"). This Agreement shall be automatically extended for an additional term of one year ("Additional Term") at the end of the Initial Term and at the end of each Additional Term hereunder. Escrow Agent acting alone or Registry Operator, with the concurrence of ICANN, may terminate this Agreement at any time upon giving the other parties ninety (90) days notice.
(b) In the event Registry Operator gives notice of its intent to terminate pursuant to Paragraph 7(a), and ICANN fails to concur according to Paragraph 7(a), ICANN shall be responsible for payment of all subsequent fees in accordance with Exhibit E and shall have the right to seek reimbursement of such fees from Registry Operator and to terminate this Agreement at any time upon giving the other parties ninety (90) days notice.
(c) In the event of termination of this Agreement in accordance with Paragraph 7(a) or 7(b) hereof, Registry Operator shall pay all fees due Escrow Agent and shall promptly notify ICANN that this Agreement has been terminated and that Escrow Agent shall return to Registry Operator all copies of the Deposit Materials and any Additional Deposit then in its possession.
8. Fees. Registry Operator shall pay to Escrow Agent the applicable fees in accordance with Exhibit E as compensation for Escrow Agent's services under this Agreement. The first year's fees are due upon receipt of the signed contract or Deposit Materials, whichever comes first, and shall be paid in U.S. Dollars.
(a) Invoice Payment. After acceptance, Registry Operator shall pay valid and properly submitted invoices within thirty (30) days of the date of such invoice; provided, however, that Registry Operator shall not be obligated to pay any amounts disputed in good faith. Registry Operator shall notify Escrow Agent in writing in the event Registry Operator in good faith disputes the invoice or any portion thereof setting forth the reasons of such dispute, and the parties agree to negotiate in good faith a resolution to such disputed invoice; provided, however, that if the parties cannot reasonably agree on the disputed charges, the parties shall escalate such dispute to the appropriate director/vice president level to resolve such dispute. Payments to Escrow Agent shall be sent to the remittance address set forth on Escrow Agent’s invoice.
(b) Nonpayment. In the event of non-payment of any fees or charges invoiced by Escrow Agent, Escrow Agent shall give notice of non-payment of any fee due and payable hereunder to Registry Operator and, in such an event, Registry Operator shall have the right to pay the unpaid fee within ten (10) business days after receipt of notice from Escrow Agent. If Registry Operator fails to pay in full all fees due during such ten (10) day period, Escrow Agent shall give notice of non-payment of any fee due and payable hereunder to ICANN and, in such event, ICANN shall have the right to pay the unpaid fee within ten (10) business days of receipt of such notice from Escrow Agent. Upon payment of the unpaid fee by either Registry Operator or ICANN, as the case may be, this Agreement shall continue in full force and effect until the end of the applicable term. Upon a failure to pay the unpaid fee under this Paragraph 8(b) by either Registry Operator or ICANN, or by Registry Operator under 4.3, the Escrow Agent shall proceed as set forth in Paragraph 4.3 as though ICANN had requested delivery of the Deposit Materials.
(c) Invoice Submission Address. During the term of this Agreement, Escrow Agent agrees to submit detailed and timely invoices, not more frequently than once a month, and not later than ninety (90) days after the work performed under such invoice has been completed, to Registry Operator at the address set forth below as described herein. All invoices issued hereunder shall reference the Purchase Order number assigned to the work performed under this Agreement and the Exhibits hereto. Escrow Agent shall not submit any invoices to Registry Operator that do not reference the applicable Purchase Order number provided that Registry Operator shall be responsible for timely providing Escrow Agent such applicable Purchase Order number. Escrow Agent shall submit original invoices solely to Registry Operator’s Accounts Payable department at the mailing or electronic mailing address as set forth below:
Invoice Submission Address:

VeriSign, Inc.
487 E. Middlefield Road
Mountain View , CA 94043
Attn: Accounts Payable
Or Invoices may be submitted electronically to:accountspayable@verisign.com

9. Ownership of Deposit Materials. The parties recognize and acknowledge that ownership of the Deposit Materials during the effective term of this Agreement shall remain with Registry Operator at all times.
10. Retention and Confidentiality.
(a) Retention. Escrow Agent shall hold and maintain the Deposit Materials in a secure, locked, and environmentally safe facility which is accessible only to authorized representatives of Escrow Agent. Escrow Agent shall use commercially reasonable efforts to protect the integrity of the Deposit Materials. Each of ICANN and Registry Operator shall have the right to inspect Escrow Agent's written records with respect to this Agreement upon reasonable prior notice and during normal business hours.
(b) Confidentiality. Escrow Agent shall at all times protect the confidentiality of the Deposit Materials. Except as provided in this Agreement, Escrow Agent shall not disclose, transfer, make available, or use any Deposit Materials (or any copies of any Deposit Materials). Should Escrow Agent be put on notice that it is required to disclose any Deposit Materials by statute, rule, regulation, order, or other requirement of a governmental agency, legislative body, court of competent jurisdiction, or binding arbitral body (other than any requirement pursuant to Sections 4 or 8(b) of this Agreement), Escrow Agent shall notify ICANN and Registry Operator within seven (7) days or as soon as practicable and reasonably cooperate with Registry Operator and/or ICANN in any contest of the disclosure. Should any contest prove unsuccessful, Escrow Agent shall not be held liable for any disclosure pursuant to such governmental, legislative, judicial, or arbitral order, statute, rule, regulation, or other requirement.
11. Miscellaneous.
(a) Remedies; Limitation of Liability.
(i) Except for liability arising from (i) death or bodily injury; or (ii) gross negligence, or willful misconduct, in any dispute between Registry Operator and/or ICANN on the one hand and Escrow Agent on the other hand, all liability of Escrow Agent, Registry Operator and/or ICANN related to this Agreement, if any, whether arising in contract, tort (including negligence) or otherwise, shall be limited to an amount equal to the then annual fees paid to Escrow Agent under this Agreement.
(ii) As between Registry Operator and ICANN the liability limitations of the Registry Agreement also apply.
(iii) In no event shall any party to this Agreement be liable to another party for any incidental, special, punitive or consequential damages, lost profits, any costs or expenses for the procurement of substitute services (excluding substitute escrow services), or any other indirect damages, whether arising in contract, tort (including negligence) or otherwise even if the possibility thereof may be known in advance to one or more parties.
(iv) Each party expressly reserves all rights in law or equity to enforce the provisions of this Agreement, subject only to the limitations set forth in this Section 11(a).
(b) Permitted Reliance and Abstention. Escrow Agent may rely and shall be fully protected in acting or refraining from acting upon any notice or other document believed by Escrow Agent in good faith to be genuine and to have been signed or presented by the proper person or entity. Escrow Agent shall have no duties or responsibilities except those expressly set forth herein.
(c) Independent Contractor. Escrow Agent is an independent contractor and is not an employee or agent of either Registry Operator or ICANN.
(d) Amendments. This Agreement shall not be modified or amended except by another agreement in writing executed by each of the parties hereto.
(e) Assignment. Neither Registry Operator nor ICANN may assign or transfer this Agreement (by merger, sale of assets, operation of law, or otherwise), except that the rights and obligations of Registry Operator or ICANN automatically shall be transferred to the assignee of one of those parties' rights and obligations under the Registry Agreement. However, Escrow Agent shall have no obligation in performing this Agreement to recognize any successor or assign of Registry Operator or ICANN unless Escrow Agent receives clear, authoritative and conclusive written evidence of the change of parties. Escrow Agent may not assign or transfer this Agreement without the prior written consent of both Registry Operator and ICANN, which consent shall not be unreasonably delayed or withheld.
(f) Entire Agreement. This Agreement, including all exhibits hereto, supersedes all prior discussions, understandings and agreements between Escrow Agent and the other parties with respect to the matters contained herein, and constitutes the entire agreement between Escrow Agent and the other parties with respect to the matters contemplated herein. All exhibits attached to Appendix 1 of the Registry Agreement, specifically, Exhibits A through D are by this reference made a part of this Agreement and are incorporated herein.
(g) Counterparts; Governing Law. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of California, without regard to its conflicts of law principles. Except as specifically provided for herein, all of the parties additionally consent to the personal jurisdiction of California, acknowledge that venue is proper in any state and Federal court in California, agree to any action related to this Agreement properly brought in one of these courts, and waive any objection it has or may have in the future with respect to any of the foregoing.
(h) Notices. All notices, requests, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and shall be delivered by hand or by commercial overnight delivery service which provides for evidence of receipt, or mailed by certified mail, return receipt requested, postage prepaid. If delivered personally or by commercial overnight delivery service, the date on which the notice, request, instruction or document is delivered shall be the date on which delivery is deemed to be made, and if delivered by mail, the date on which such notice, request, instruction or document is received shall be the date on which delivery is deemed to be made. Any party may change its address for the purpose of this Agreement by notice in writing to the other parties as provided herein.
(i) Survival. Paragraphs 5, 6, 8, 9, 10 and 11 shall survive any termination of this Agreement.
(j) No Waiver. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power or single or partial exercise of any right, power or remedy by any party will preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No express waiver or assent by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or an assent to any succeeding breach of or default in the same or any other term or condition hereof.
[signature page follows]

IN WITNESS WHEREOF each of the parties has caused its duly authorized officer to execute this Agreement as of the date and year first above written.

Iron Mountain Intellectual Property Management, Inc.
By:
Title:_____________________________________
Print Name:________________________________
Address:__________________________________
_________________________________________
_________________________________________
Phone:___________________________________
Fax:_____________________________________
E-mail:____________________________________

VeriSign, Inc.
By:
Title:_____________________________________
Print Name:________________________________
Address:__________________________________
_________________________________________
_________________________________________
Phone:___________________________________
Fax:_____________________________________
E-mail:____________________________________

Internet Corporation for Assigned Names and Numbers
By:
Title:_____________________________________
Print Name:________________________________
Address:__________________________________
_________________________________________
_________________________________________
Phone:___________________________________
Fax:_____________________________________
E-mail:____________________________________

See Appendix 1 to the .com Registry Agreement for Exhibits A through D to this Agreement.

.com Registry Agreement Appendix 3
Zone File Access Agreement
(1 December 2012)
1. PARTIES
The User named in this Agreement hereby contracts with VeriSign, Inc. ("VNDS") for a non-exclusive, non-transferable, limited right to access an Internet host server or servers designated by VNDS from time to time, and to transfer a copy of the described Data to the User's Internet host machine specified below, under the terms of this Agreement. Upon execution of this Agreement by VNDS, VNDS will return a copy of this Agreement to you for your records with your UserID and Password entered in the spaces set forth below.
2. USER INFORMATION
(a) User: _________________________________________
(b) Contact Person: _________________________________
(c) Street Address: _________________________________
(d) City, State or Province: ___________________________
(e) Country and Postal Code: _________________________
(f) Telephone Number: ______________________________
(including area/country code)
(g) Fax Number: __________________________________
(including area/country code)
(h) E-Mail Address: _______________________________
(i) Specific Internet host machine which will be used to access VNDS's server to transfer copies of the Data:
Name: ________________________________________
IP Address: ____________________________________
(j) Purpose(s) for which the Data will be used: During the term of this Agreement, you may use the data for any legal purpose, not prohibited under Section 4 below. You may incorporate some or all of the Data in your own products or services, and distribute those products or services for a purpose not prohibited under Section 4 below.
3. TERM
This Agreement is effective for a period of three (3) months from the date of execution by VNDS (the "Initial Term"). Upon conclusion of the Initial Term, this Agreement will automatically renew for successive three-month renewal terms (each a "Renewal Term") until terminated by either party as set forth in Section 12 of this Agreement or one party provides the other party with a written notice of termination at least seven (7) days prior to the end of the Initial Term or the then current Renewal Term.
NOTICE TO USER: CAREFULLY READ THE FOLLOWING TERMS AND CONDITIONS. YOU MAY USE THE USER ID AND ASSOCIATED PASSWORD PROVIDED IN CONJUNCTION WITH THIS AGREEMENT ONLY TO OBTAIN A COPY OF .COM TOP-LEVEL DOMAIN ("TLD") ZONE FILES, AND ANY ASSOCIATED ENCRYPTED CHECKSUM FILES (COLLECTIVELY THE "DATA"), VIA THE FILE TRANSFER PROTOCOL ("FTP") OR HYPERTEXT TRANSFER PROTOCOL ("HTTP") PURSUANT TO THESE TERMS.
4. GRANT OF ACCESS
VNDS grants to you a non-exclusive, non-transferable, limited right to access an Internet host server or servers designated by VNDS from time to time, and to transfer a copy of the Data to the Internet host machine identified in Section 2 of this Agreement no more than once per 24 hour period without the express prior written consent of VNDS using FTP or HTTP for the purposes described in this Section 4. You agree that you will:

(a) use this Data only for lawful purposes but that under no circumstances will you use this Data to: (1) allow, enable, or otherwise support any marketing activities, regardless of the medium used. Such media include but are not limited to e-mail, telephone, facsimile, postal mail, SMS, and wireless alerts; or (2) enable high volume, automated, electronic processes that send queries or data to the systems of VNDS or any ICANN-accredited registrar, except as reasonably necessary to register domain names or modify existing registrations. VNDS reserves the right, with the approval of the Internet Corporation for Assigned Names and Numbers ("ICANN"), to specify additional specific categories of prohibited uses by giving you reasonable written notice at any time and upon receiving such notice you shall not make such prohibited use of the Data you obtain under this Agreement.
(b) copy the Data you obtain under this Agreement into a machine-readable or printed form only as necessary to use it in accordance with this Agreement in support of your use of the Data.
(c) comply with all applicable laws and regulations governing the use of the Data.
(d) not distribute the Data you obtained under this Agreement or any copy thereof to any other party without the express prior written consent of VNDS, except that you may redistribute the Data insofar as it has been incorporated by you into a value-added product or service that does not permit the extraction of a substantial portion of the Data from the value-added product or service, provided you prohibit the recipient of the Data from using the Data in a manner contrary to Section 4(a).
(e) take all reasonable steps to protect against unauthorized access to, use, and disclosure of the Data you obtain under this Agreement.
5. FEE
You agree to remit in advance to VNDS a quarterly fee of $0 (USD) for the right to access the files during either the Initial Term or Renewal Term of this Agreement. VNDS reserves the right to adjust, with the approval of ICANN, this fee on thirty days' prior notice to reflect a change in the cost of providing access to the files.
6. PROPRIETARY RIGHTS
You agree that no ownership rights in the Data are transferred to you under this Agreement. You agree that any copies of the Data that you make will contain the same notice that appears on and in the Data obtained under this Agreement.
7. METHOD OF ACCESS
VNDS reserves the right, with the approval of ICANN, to change the method of access to the Data at any time. You also agree that, in the event of significant degradation of system processing or other emergency, VNDS may, in its sole discretion, temporarily suspend access under this Agreement in order to minimize threats to the operational stability and security of the Internet.
8. NO WARRANTIES
The Data is being provided "as-is." VNDS disclaims all warranties with respect to the Data, either expressed or implied, including but not limited to the implied warranties of merchantability, fitness for a particular purpose, and non-infringement of third party rights. Some jurisdictions do not allow the exclusion of implied warranties or the exclusion or limitation of incidental or consequential damages, so the above limitations or exclusions may not apply to you.
9. SEVERABILITY
In the event of invalidity of any provision of this Agreement, the parties agree that such invalidity shall not affect the validity of the remaining provisions of this Agreement.
10. NO CONSEQUENTIAL DAMAGES
In no event shall VNDS be liable to you for any consequential, special, incidental or indirect damages of any kind arising out of the use of the Data or the termination of this Agreement, even if VNDS has been advised of the possibility of such damages.
11. GOVERNING LAW

This Agreement shall be governed and construed in accordance with the laws of the Virginia, USA. You agree that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced only in the state or federal courts in Fairfax County and the Eastern District of the Commonwealth of in Virginia, USA. You expressly and irrevocably agree and consent to the personal jurisdiction and venue of the federal and states courts located Virginia, USA (and each appellate court located therein) for maters arising in connection with this Agreement or your obtaining, use, or distribution of the Data. The United Nations Convention on Contracts for the International Sale of Goods is specifically disclaimed.
12. TERMINATION
You may terminate this Agreement at any time by erasing the Data you obtained under this Agreement from your Internet host machine together with all copies of the Data and providing written notice of your termination to VNDS at 21345 Ridgetop Circle, Dulles, VA 20169, Attention: Customer Service. VNDS has the right to terminate this Agreement immediately if you fail to comply with any term or condition of this Agreement. You agree upon receiving notice of such termination of this Agreement by VNDS or expiration of this Agreement to erase the Data you obtained under this Agreement together with all copies of the Data.
13. DEFINITION
"Data" means all data contained in a DNS zone file for the Registry TLD as provided to TLD nameservers on the Internet.
14. ENTIRE AGREEMENT
This is the entire agreement between you and VNDS concerning access and use of the Data, and it supersedes any prior agreements or understandings, whether written or oral, relating to access and use of the Data.

VeriSign, Inc. By: (sign) Name: (print) Title: Date:	User: By: (sign) Name: (print) Title: Date:
ASSIGNED USERID AND PASSWORD
(To be assigned by VNDS upon execution of this Agreement):

USERID:	PASSWORD:

.com Registry Agreement Appendix 4 Registry Operator's Monthly Reports (1 December 2012)

Registry Operator shall provide the following information for .com in three monthly reports as described below. Reports shall be submitted via email to <registry-reports@icann.org>. ICANN may request in the future that the report be delivered by other means. ICANN shall use reasonable commercial efforts to preserve the confidentiality of the information reported until three months after the end of the month to which the report relates.
(A) Monthly Report. File shall be in Portable Document Format (PDF). Report shall contain the following information:
1. Accredited Registrar Status. State the number of registrars in each of the following three categories: (1) operational, (2) ramp-up (registrars that have received a password for access to OT&E), and (3) pre-ramp-up (registrars that have requested access, but have not yet entered the ramp-up period).
2. Service Level Agreement Performance. Compare Service Level Agreement requirements with actual performance measures for the reporting month.
3. TLD Zone File Access Activity. State the total number of zone file access passwords at end of the reporting month.
4. Completed System Software Releases. Describe significant releases during the reporting month, including release name, features, and completion date.
5. Whois Service Activity. State the number of Whois queries during the reporting month separated by service (e.g., WHOIS port-43, web-based Whois).
6. Total Number of Transactions by Subcategory by Month. State the total number of transactions during the reporting month, in the following subcategories: adds, deletes, modifies, checks, renews, transfers, restores.
7. Daily Transaction Range. Tabulate the number of total daily transactions. The range of transaction volume should be shown for each month, along with the average daily transaction volume.
(B) Per-Registrar Activity Report. File shall be named "com-transactions-YYYYMM.csv"; where "YYYYMM" is the year and month being reported. This report shall be in comma separated-value format as specified in RFC 4180, using the following fields per registrar:

Field #	Field Name	Notes
01	registrar-name	registrar's full corporate name as registered with IANA
02	iana-id	http://www.iana.org/assignments/registrar-ids
03	total-domains	total domains under sponsorship
04	total-nameservers	total name servers registered
05	net-adds-1-yr	number of domains successfully registered with an initial term of one year (and not deleted within the add grace period)
06	net-adds-2-yr	number of domains successfully registered with an initial term of two years (and not deleted within the add grace period)
07	net-adds-3-yr	number of domains successfully registered with an initial term of three years (and not deleted within the add grace period)
08	net-adds-4-yr	number of domains successfully registered with an initial term of four years (and not deleted within the add grace period)
09	net-adds-5-yr	number of domains successfully registered with an initial term of five years (and not deleted within the add grace period)

10	net-adds-6-yr	number of domains successfully registered with an initial term of six years (and not deleted within the add grace period)
11	net-adds-7-yr	number of domains successfully registered with an initial term of seven years (and not deleted within the add grace period)
12	net-adds-8-yr	number of domains successfully registered with an initial term of eight years (and not deleted within the add grace period)
13	net-adds-9-yr	number of domains successfully registered with an initial term of nine years (and not deleted within the add grace period)
14	net-adds-10-yr	number of domains successfully registered with an initial term of ten years (and not deleted within the add grace period)
15	net-renews-1-yr	number of domains successfully renewed either automatically or by command with a new renewal period of one year (and not deleted within the renew grace period)
16	net-renews-2-yr	number of domains successfully renewed either automatically or by command with a new renewal period of two years (and not deleted within the renew grace period)
17	net-renews-3-yr	number of domains successfully renewed either automatically or by command with a new renewal period of three years (and not deleted within the renew grace period)
18	net-renews-4-yr	number of domains successfully renewed either automatically or by command with a new renewal period of four years (and not deleted within the renew grace period)
19	net-renews-5-yr	number of domains successfully renewed either automatically or by command with a new renewal period of five years (and not deleted within the renew grace period)
20	net-renews-6-yr	number of domains successfully renewed either automatically or by command with a new renewal period of six years (and not deleted within the renew grace period)
21	net-renews-7-yr	number of domains successfully renewed either automatically or by command with a new renewal period of seven years (and not deleted within the renew grace period)
22	net-renews-8-yr	number of domains successfully renewed either automatically or by command with a new renewal period of eight years (and not deleted within the renew grace period)
23	net-renews-9-yr	number of domains successfully renewed either automatically or by command with a new renewal period of nine years (and not deleted within the renew grace period)
24	net-renews-10-yr	number of domains successfully renewed either automatically or by command with a new renewal period of ten years (and not deleted within the renew grace period)
25	transfer-gaining-successful	transfers initiated by this registrar that were ack'd by the other registrar - either by command or automatically
26	transfer-gaining-nacked	transfers initiated by this registrar that were n'acked by the other registrar
27	transfer-losing-successful	transfers initiated by another registrar that this registrar ack'd - either by command or automatically
28	transfer-losing-nacked	transfers initiated by another registrar that this registrar n'acked
29	transfer-disputed-won	number of transfer disputes in which this registrar prevailed
30	transfer-disputed-lost	number of transfer disputes this registrar lost
31	transfer-disputed-nodecision	number of transfer disputes involving this registrar with a split or no decision
32	deleted-domains-grace	domains deleted within the add grace period
33	deleted-domains-nograce	domains deleted outside the add grace period
34	restored-domains	domain names restored from redemption period

35	restored-noreport	total number of restored names for which the registrar failed to submit a restore report
36	agp-exemption-requests	total number of AGP (add grace period) exemption requests
37	agp-exemptions-granted	total number of AGP (add grace period) exemption requests granted
38	agp-exempted-domains	total number of names affected by granted AGP (add grace period) exemption requests
39	attempted-adds	number of attempted (successful and failed) domain name create commands
The first line shall include the field names exactly as they appear in the table above as a "header line" as described in section 2 of RFC 4180. The last line of each report should include totals for each column across all registrars. The first field of this line shall read "Totals" while the second field shall be left empty in that line. No other lines besides the ones described above shall be included. Line breaks shall be "CRLF" (<U+000D, U+000A>) as described in RFC 4180.
(c) Registry Functions Activity Report. This report shall be compiled in a comma separated-value formatted file as specified in RFC 4180. The file shall be named “com-activity-yyyymm.csv”, where “yyyymm” is the year and month being reported. The file shall contain the following fields:

Field #	Field Name	Description
01	operational-registrars	number of operational registrars at the end of the reporting period
02	ramp-up-registrars	number of registrars that have received a password for access to OT&E at the end of the reporting period
03	pre-ramp-up-registrars	number of registrars that have requested access, but have not yet entered the ramp-up period at the end of the reporting period
04	zfa-passwords	number of active zone file access passwords at the end of the reporting period
05	whois-43-queries	number of WHOIS (port-43) queries responded during the reporting period
06	web-whois-queries	number of Web-based Whois queries responded during the reporting period, not including searchable Whois
07	searchable-whois-queries	number of searchable Whois queries responded during the reporting period, if offered
08	dns-udp-queries-received	number of DNS queries received over UDP transport during the reporting period
09	dns-udp-queries-responded	number of DNS queries received over UDP transport that were responded during the reporting period
10	dns-tcp-queries-received	number of DNS queries received over TCP transport during the reporting period
11	dns-tcp-queries-responded	number of DNS queries received over TCP transport that were responded during the reporting period
12	srs-dom-check	number of SRS (EPP and any other interface) domain name “check” requests responded during the reporting period
13	srs-dom-create	number of SRS (EPP and any other interface) domain name “create” requests responded during the reporting period
14	srs-dom-delete	number of SRS (EPP and any other interface) domain name “delete” requests responded during the reporting period
15	srs-dom-info	number of SRS (EPP and any other interface) domain name “info” requests responded during the reporting period

16	srs-dom-renew	number of SRS (EPP and any other interface) domain name “renew” requests responded during the reporting period
17	srs-dom-rgp-restore-report	number of SRS (EPP and any other interface) domain name RGP “restore” requests delivering a restore report responded during the reporting period
18	srs-dom-rgp-restore-request	number of SRS (EPP and any other interface) domain name RGP “restore” requests responded during the reporting period
19	srs-dom-transfer-approve	number of SRS (EPP and any other interface) domain name “transfer” requests to approve transfers responded during the reporting period
20	srs-dom-transfer-cancel	number of SRS (EPP and any other interface) domain name “transfer” requests to cancel transfers responded during the reporting period
21	srs-dom-transfer-query	number of SRS (EPP and any other interface) domain name “transfer” requests to query about a transfer responded during the reporting period
22	srs-dom-transfer-reject	number of SRS (EPP and any other interface) domain name “transfer” requests to reject transfers responded during the reporting period
23	srs-dom-transfer-request	number of SRS (EPP and any other interface) domain name “transfer” requests to request transfers responded during the reporting period
24	srs-dom-update	number of SRS (EPP and any other interface) domain name “update” requests (not including RGP restore requests) responded during the reporting period
25	srs-host-check	number of SRS (EPP and any other interface) host “check” requests responded during the reporting period
26	srs-host-create	number of SRS (EPP and any other interface) host “create” requests responded during the reporting period
27	srs-host-delete	number of SRS (EPP and any other interface) host “delete” requests responded during the reporting period
28	srs-host-info	number of SRS (EPP and any other interface) host “info” requests responded during the reporting period
29	srs-host-update	number of SRS (EPP and any other interface) host “update” requests responded during the reporting period
30	srs-cont-check	number of SRS (EPP and any other interface) contact “check” requests responded during the reporting period
31	srs-cont-create	number of SRS (EPP and any other interface) contact “create” requests responded during the reporting period
32	srs-cont-delete	number of SRS (EPP and any other interface) contact “delete” requests responded during the reporting period
33	srs-cont-info	number of SRS (EPP and any other interface) contact “info” requests responded during the reporting period
34	srs-cont-transfer-approve	number of SRS (EPP and any other interface) contact “transfer” requests to approve transfers responded during the reporting period
35	srs-cont-transfer-cancel	number of SRS (EPP and any other interface) contact “transfer” requests to cancel transfers responded during the reporting period
36	srs-cont-transfer-query	number of SRS (EPP and any other interface) contact “transfer” requests to query about a transfer responded during the reporting period
37	srs-cont-transfer-reject	number of SRS (EPP and any other interface) contact “transfer” requests to reject transfers responded during the reporting period
38	srs-cont-transfer-request	number of SRS (EPP and any other interface) contact “transfer” requests to request transfers responded during the reporting period
39	srs-cont-update	number of SRS (EPP and any other interface) contact “update” requests responded during the reporting period

The first line shall include the field names exactly as described in the table above as a “header line” as described in section 2 of RFC 4180. The last line of each report shall include totals for each column across all registrars; the first field of this line shall read “Totals” while the second field shall be left empty in that line. No other lines besides the ones described above shall be included. Line breaks shall be <U+000D, U+000A> as described in RFC 4180.

.com Registry Agreement Appendix 5 Whois Specifications (1 December 2012)
Public Whois Specification
Registry Operator will operate a WHOIS service available via port 43 in accordance with RFC 3912, and a web-based Directory Service providing free public query-based access to at least the following elements in the following format.
Registry Operator commits to participating in and supporting the work in the IETF to produce a Domain Name Registration Data Access Protocol [SAC 051]. Registry Operator shall implement the standard no later than 135 days after it is requested by ICANN if: 1) the IETF produces a standard (i.e., it is published, at least, as a Proposed Standard RFC as specified in RFC 2026); and 2) its implementation is commercially reasonable in the context of the overall operation of the registry.
Registry Operator's Whois service is the authoritative Whois service for all second-level Internet domain names registered in the .com top-level domain and for all hosts registered using these names. This service is available to anyone. It is available via port 43 access and via links at the Registry Operator's web site. It is updated daily. Registry Operator offers public IPv6 transport for its Whois.
To use Registry Whois via port 43 enter the applicable parameter on the command line as illustrated below:

•	For a domain name: whois "domain verisign.com"

•	For a registrar name: whois "registrar Go Daddy Software, Inc."

•	For a nameserver: whois " DNS3.REGISTER.COM" or whois "nameserver 216.21.234.72"
By default, Whois performs a very broad search, looking in all record types for matches to your query in these fields: domain name, nameserver name, nameserver IP address, and registrar names. Use keywords to narrow the search (for example, 'domain root'). Specify only part of the search string to perform a "partial" search on domain. Every domain starting with the string will be found. A trailing dot (or dots) after your text or the partial keyword indicates a partial search. For example, entering 'mack.' will find "Mack", "Mackall", "Mackay", and so on.
To use Registry Whois using the web interface:

•	Go to http://www.verisigninc.com/en_US/products-and-services/domain-name-services/whois/index.xhtml

•	Click on the appropriate button ("domain," "registrar" or "nameserver")

•	Enter the applicable parameter:

◦	Domain name including the TLD (e.g., verisign.com)

◦	Full name of the registrar including punctuation, "Inc.", etc. (e.g., ABC Registrar, Inc.)

◦	Full host name or the IP address (e.g., NS.VERISIGN.COM or 198.41.0.196)

•	Click on the "submit" button.
For all registered second-level domain names in .com, information as illustrated in the following example is displayed, where the entry parameter is the domain name (including the TLD):
Domain Name: VERISIGN.COM
Registrar: NETWORK SOLUTIONS, LLC.
Whois Server: whois.networksolutions.com
Referral URL: http://www.networksolutions.com
Name Server: A2.NSTLD.COM
Name Server: C2.NSTLD.NET
Name Server: D2.NSTLD.NET
Name Server: E2.NSTLD.NET

Name Server: F2.NSTLD.COM
Name Server: G2.NSTLD.COM
Name Server: H2.NSTLD.NET
Name Server: J2.NSTLD.NET
Name Server: K2.NSTLD.NET
Name Server: L2.NSTLD.COM
Name Server: M2.NSTLD.NET
Status: clientTransferProhibited
Status: serverDeleteProhibited
Status: serverTransferProhibited
Status: serverUpdateProhibited
Updated Date: 14-apr-2011
Creation Date: 02-jun-1995
Expiration Date: 01-jun-2012
>>> Last update of whois database: Fri, 11 Nov 2011 19:15:58 UTC<<<
For all ICANN-accredited registrars who are authorized to register .com second-level domain names through Registry Operator, information as illustrated in the following example is displayed, where the entry parameter is the full name of the registrar (including punctuation, "Inc.", etc.):
Registrar Name: SAMPLE REGISTRAR, INC. DBA SAMPLE NAMES
Address: 1234 Any Way, Anytown, VA 20153, US
Phone Number: 703-555-5555
Email: registrar-agent@samplenames.net
Whois Server: whois.registrar.samplenames.com
Referral URL: www.registrar.samplenames.com
Admin Contact: Jane Doe
Phone Number: 703-555-5556
Email: janedoe@samplenames.com
Admin Contact: John Smith
Phone Number: 703-555-5557
Email: johnsmith@samplenames.com
Admin Contact: Domain Name Administrator
Phone Number: 703-555-5558
Email: dns-eng@samplenames.com
Billing Contact: Petranella Jones
Phone Number: 703-555-5559
Email: pjones@samplenames.com
Technical Contact: Harry Nerd
Phone Number: 703 555-6000
Email: harrynerd@samplenames.com

Technical Contact: Harry Nerd II
Phone Number: 703-555-6001
Email: harrynerd@samplenames.com
>>> Last update of whois database: Fri, 11 Nov 2011 19:15:58 UTC <<<
For all hosts registered using second-level domain names in .com, information as illustrated in the following example is displayed, where the entry parameter is either the full host name or the IP address:
Server Name: DNS.MOMINC.COM
IP Address: 216.230.99.56
Registrar: ENOM, INC.
Whois Server: whois.enom.com
Referral URL: http://www.enom.com
>>> Last update of whois database: Fri, 11 Nov 2011 19:15:58 UTC <<<
Whois Provider Data Specification
Registry Operator shall provide bulk access to up-to-date data concerning domain name and nameserver registrations maintained by Registry Operator in connection with the Registry TLD on a daily schedule, only for purposes of providing free public query-based access to up-to-date data concerning domain name and nameserver registrations in multiple TLDs, to a party designated from time to time in writing by ICANN. The specification of the content and format of this data, and the procedures for providing access, shall be as stated below, until changed according to the Registry Agreement.
Content
The data shall be provided in three files:
A. Domain file. One file shall be provided reporting on the domains sponsored by all registrars. For each domain, the file shall give the domainname, servername for each nameserver, registrarid, and updateddate.
B. Nameserver file. One file shall be provided reporting on the nameservers sponsored by all registrars. For each registered nameserver, the file shall give the servername, each ipaddress, registrarid, and updateddate.
C. Registrar file. A single file shall be provided reporting on the registrars sponsoring registered domains and nameservers. For each registrar, the following data elements shall be given: registrarid, registrar address, registrar telephone number, registrar e-mail address, whois server, referral URL, updateddate and the name, telephone number, and e-mail address of all the registrar's administrative, billing, and technical contacts.
Format
The format for the above files shall be as specified by ICANN, after consultation with Registry Operator.
Procedures for Providing Access
The procedures for providing daily access shall be as mutually agreed by ICANN and Registry Operator. In the absence of an agreement, the files shall be provided by Registry Operator sending the files in encrypted form to the party designated by ICANN by Internet File Transfer Protocol.
Whois Data Specification - ICANN
Registry Operator shall provide bulk access by ICANN to up-to-date data concerning domain name and nameserver registrations maintained by Registry Operator in connection with the .com TLD on a daily schedule, only for purposes of verifying and ensuring the operational stability of Registry Services and the DNS.. The specification of the content and format of this data, and the procedures for providing access, shall be as stated below, until changed according to the Registry Agreement.
Content
The data shall be provided in three files:

A. Domain file. One file shall be provided reporting on the domains sponsored by all registrars. For each domain, the file shall give the domainname, servername for each nameserver, registrarid, and updateddate.
B. Nameserver file. One file shall be provided reporting on the nameservers sponsored by all registrars. For each registered nameserver, the file shall give the servername, each ipaddress, registrarid, and updateddate.
C. Registrar file. A single file shall be provided reporting on the registrars sponsoring registered domains and nameservers. For each registrar, the following data elements shall be given: registrarid, registrar address, registrar telephone number, registrar e-mail address, whois server, referral URL, updateddate and the name, telephone number, and e-mail address of all the registrar's administrative, billing, and technical contacts.
Format
The format for the above files shall be as specified by ICANN, after consultation with Registry Operator.
Procedures for Providing Access
The procedures for providing daily access shall be as mutually agreed by ICANN and Registry Operator. In the absence of an agreement, an up-to-date version (encrypted using a public key supplied by ICANN) of the files shall be placed at least once per day on a designated server and available for downloading by ICANN by Internet File Transfer Protocol.

.com Registry Agreement Appendix 6
Schedule of Reserved Names
(1 December 2012)
Except to the extent that ICANN otherwise expressly authorizes in writing, the Registry Operator shall reserve names formed with the following labels from initial (i.e. other than renewal) registration within the TLD:
A. Labels Reserved at All Levels. The following names shall be reserved at the second level and at all other levels within the TLD at which Registry Operator makes registrations:
ICANN-related names:

•	aso

•	gnso

•	icann

•	internic

•	ccnso
IANA-related names:

•	afrinic

•	apnic

•	arin

•	example

•	gtld-servers

•	iab

•	iana

•	iana-servers

•	iesg

•	ietf

•	irtf

•	istf

•	lacnic

•	latnic

•	rfc-editor

•	ripe

•	root-servers
B. Additional Second-Level Reservations. In addition, the following names shall be reserved at the second level:

•	All single-character labels.

•
All two-character labels shall be initially reserved. The reservation of a two-character label string shall be released to the extent that the Registry Operator reaches agreement with the government and country-code manager, or the ISO 3166 maintenance agency, whichever appropriate. The Registry Operator may also propose release of these reservations based on its implementation of measures to avoid confusion with the corresponding country codes.

C. Tagged Domain Names. All labels with hyphens in the third and fourth character positions (e.g., "bq--1k2n4h4b" or "xn--ndk061n")
D. Second-Level Reservations for Registry Operations. The following names are reserved for use in connection with the operation of the registry for the Registry TLD. They may be used by Registry Operator, but upon conclusion of Registry Operator's designation as operator of the registry for the Registry TLD they shall be transferred as specified by ICANN:

•	nic

•	whois

•	www

.com Registry Agreement Appendix 7 Functional and Performance Specifications (1 December 2012)

These functional specifications for the Registry TLD consist of the following parts:
1. Registry Operator Registrar Protocol;
2. Supported initial and renewal registration periods;
3. Grace period policy;
4. Nameserver functional specifications;
5. Patch, update, and upgrade policy;
6. Performance Specifications;
7. Responsibilities of the Parties;
8. Additional Services; and
9. Implementation of New Standards

1. Registry Operator Registrar Protocol
1.1 Extensible Provisioning Protocol
Registry Operator shall maintain the Extensible Provisioning Protocol ("EPP") in conformance with the Proposed Standard and Informational RFCs 5730, 5731, 5732, 5734, 5910, and 3915 (and in the event Registry Operator accepts thick registration data RFC 5733) published by the Internet Engineering Task Force ("IETF") and/or any successor standards, versions, modifications or additions thereto as Registry Operator deems reasonably necessary. Registry Operator will support EPP in conformance with the aforementioned standards. If Registry Operator requires the use of functionality outside of EPP RFCs, Registry Operator must document EPP extensions using Internet-Draft format following the guidelines described in RFC 3735. Registry Operator is not required to submit documented EPP extensions to the IETF but to consider the recommendations on standardization described in section 2.1 of RFC 3735. Registry Operator will provide and update the relevant documentation of all the EPP objects and Extensions supported to ICANN prior to deployment.
Registry Operator shall be able to accept IPv6 addresses as glue records in its Registry System and publish them in the DNS. Registry Operator shall offer public IPv6 transport for its Shared Registration System (SRS) to any Registrar, no later than six months after receiving the first request in writing from a gTLD accredited Registrar willing to operate the SRS over IPv6.
Registry Operator shall take action to remove orphan glue records (as defined at http://www.icann.org/en/committees/security/sac048.pdf) when provided with evidence in written form that such records are present in connection with malicious conduct.
2. Supported initial and renewal registration periods
2.1. Initial registrations of Registered Names (where available according to functional specifications and other requirements) may be made in the registry for terms of up to ten years.
2.2. Renewal registrations of Registered Names (where available according to functional specifications and other requirements) may be made in the registry for terms not to exceed a total of ten years.
2.3. Upon change of sponsorship of the registration of a Registered Name from one Registrar to another, according to Part A of the ICANN Policy on Transfer of Registrations between Registrars, the term of registration of the Registered Name shall be extended by one year, provided that the maximum term of the registration as of the effective date of sponsorship change shall not exceed ten years.

2.4. The change of sponsorship of registration of Registered Names from one Registrar to another, according to Part B of the ICANN Policy on Transfer of Registrations between Registrars shall not result in the extension of the term of the registrations and Registry Operator may assist in such change of sponsorship.
3. Grace period policy
This section describes Registry Operator's practices for operational "Grace" and "Pending" periods, including relationships among sequential operations that occur within given time frames. A Grace Period refers to a specified number of calendar days following a Registry operation in which a domain action may be reversed and a credit may be issued to a Registrar. Relevant registry operations in this context are:

•	Registration of a new domain,

•	Renewal of an existing domain,

•	Auto-Renew of an existing domain;

•	Transfer of an existing domain; and

•	Deletion of an existing domain.
Extension of a registration period is accomplished using the EPP RENEW command or by auto-renewal; registration is accomplished using the EPP CREATE command; deletion/removal is accomplished using the EPP DELETE command; transfer is accomplished using the EPP TRANSFER command or, where ICANN approves a bulk transfer under Part B of the ICANN Policy on Transfer of Registrations between Registrars, using the procedures specified in that Part. Restore is accomplished using the EPP UPDATE command.
There are five grace periods provided by Registry Operator's Shared Registration System: Add Grace Period, Renew/Extend Grace Period, Auto-Renew Grace Period, Transfer Grace Period, and Redemption Grace Period.
A Pending Period refers to a specified number of calendar days following a Registry operation in which final Registry action is deferred before the operation may be completed. Relevant Registry operations in this context are:

•	Transfer of an existing domain,

•	Deletion of an existing domain, and

•	Restoration of a domain name in Redemption Grace Period.
3.1 Grace Periods
3.1.1 Add Grace Period
The Add Grace Period is a specified number of calendar days following the initial registration of a domain. The current value of the Add Grace Period for all Registrars is five calendar days. If a Delete, Extend (EPP Renew command), or Transfer operation occurs within the five calendar days, the following rules apply:
Delete. If a domain is deleted within the Add Grace Period, the sponsoring Registrar at the time of the deletion is credited for the amount of the registration; provided, however, that Registry Operator shall have the right to charge Registrars a fee as may be set forth in its Registry-Registrar Agreement for disproportionate deletes during the Add Grace Period. The domain is deleted from the Registry database and is immediately available for registration by any Registrar. See Section 3.2 for a description of overlapping grace period exceptions.
Extend (EPP Renew command). If a domain is extended within the Add Grace Period, there is no credit for the add. The expiration date of the domain registration is extended by the number of years, up to a total of ten years, as specified by the Registrar's requested Extend operation.
Transfer (other than ICANN-approved bulk transfer). Transfers under Part A of the ICANN Policy on Transfer of Registrations between Registrars may not occur during the Add Grace Period or at any other time within the first 60 days after the initial registration. Enforcement is the responsibility of the Registrar sponsoring the domain name registration and is enforced by the SRS.
Bulk Transfer (with ICANN approval). Bulk transfers with ICANN approval may be made during the Add Grace Period according to the procedures in Part B of the ICANN Policy on Transfer of Registrations between Registrars.

The expiration dates of transferred registrations are not affected. The losing Registrar's account is charged for the initial add.
3.1.2 Renew/Extend Grace Period
The Renew/Extend Grace Period is a specified number of calendar days following the renewal/extension of a domain name registration period through an EPP Command Renew. The current value of the Renew/Extend Grace Period is five calendar days. If a Delete, Extend, or Transfer occurs within that five calendar days, the following rules apply:
Delete. If a domain is deleted within the Renew/Extend Grace Period, the sponsoring Registrar at the time of the deletion receives a credit of the renew/extend fee. The domain immediately goes into the Redemption Grace Period. See Section 3.2 for a description of overlapping grace period exceptions.
Extend ("EPP Command 'Renew'"). A domain can be extended within the Renew/Extend Grace Period for up to a total of ten years. The account of the sponsoring Registrar at the time of the additional extension will be charged for the additional number of years the registration is extended.
Transfer (other than ICANN-approved bulk transfer). If a domain is transferred within the Renew/Extend Grace Period, there is no credit. The expiration date of the domain registration is extended by one year and the years added as a result of the Extend remain on the domain name up to a total of 10 years.
Bulk Transfer (with ICANN approval). Bulk transfers with ICANN approval may be made during the Renew/Extend Grace Period according to the procedures in Part B of the ICANN Policy on Transfer of Registrations between Registrars. The expiration dates of transferred registrations are not affected. The losing Registrar's account is charged for the Renew/Extend operation.
3.1.3 Auto-Renew Grace Period
The Auto-Renew Grace Period is a specified number of calendar days following an auto-renewal. An auto-renewal occurs if a domain name registration is not renewed by the expiration date; in this circumstance the registration will be automatically renewed by the system the first day after the expiration date. The current value of the Auto-Renew Grace Period is 45 calendar days. If a Delete, Extend, or Transfer occurs within the Auto-Renew Grace Period, the following rules apply:
Delete. If a domain is deleted within the Auto-Renew Grace Period, the sponsoring Registrar at the time of the deletion receives a credit of the Auto-Renew fee. The domain immediately goes into the Redemption Grace Period. See Section 3.2 for a description of overlapping grace period exceptions.
Extend. A domain can be extended within the Auto-Renew Grace Period for up to a total of ten years. The account of the sponsoring Registrar at the time of the additional extension will be charged for the additional number of years the registration is extended.
Transfer (other than ICANN-approved bulk transfer). If a domain is transferred within the Auto-Renew Grace Period, the losing Registrar is credited with the Auto-Renew charge and the year added by the Auto-Renew operation is cancelled. The expiration date of the domain is extended by one year up to a total maximum of ten and the gaining Registrar is charged for that additional year, even in cases where a full year is not added because of the 10-year registration term maximum limitation.
Bulk Transfer (with ICANN approval). Bulk transfers with ICANN approval may be made during the Auto-Renew Grace Period according to the procedures in Part B of the ICANN Policy on Transfer of Registrations between Registrars. The expiration dates of transferred registrations are not affected. The losing Registrar's account is charged for the Auto-Renew.
3.1.4 Transfer Grace Period
The Transfer Grace Period is a specified number of calendar days following the transfer of a domain according to Part A of the ICANN Policy on Transfer of Registrations between Registrars. The current value of the Transfer Grace Period is five calendar days. If a Delete, Extend, or Transfer occurs within that five calendar days, the following rules apply:

Delete. If a domain is deleted within the Transfer Grace Period, the sponsoring Registrar at the time of the deletion receives a credit of the transfer fee. The domain immediately goes into the Redemption Grace Period. See Section 3.2 for a description of overlapping grace period exceptions.
Extend. If a domain registration is extended within the Transfer Grace Period, there is no credit for the transfer. The Registrar's account will be charged for the number of years the registration is extended. The expiration date of the domain registration is extended by the number of years, up to a maximum of ten years, as specified by the Registrar's requested Extend operation.
Transfer (other than ICANN-approved bulk transfer). If a domain is transferred within the Transfer Grace Period, there is no credit. The expiration date of the domain registration is extended by one year up to a maximum term of ten years. The ICANN Policy on Transfer of Registrations between Registrars does not allow transfers within the first 60 days after another transfer has occurred; it is the Registrar's responsibility to enforce this restriction.
Bulk Transfer (with ICANN approval). Bulk transfers with ICANN approval may be made during the Transfer Grace Period according to the procedures in Part B of the ICANN Policy on Transfer of Registrations between Registrars. The expiration dates of transferred registrations are not affected. The losing Registrar's account is charged for the Transfer operation that occurred prior to the Bulk Transfer.
3.1.5 Bulk Transfer Grace Period
There is no grace period associated with Bulk Transfer operations. Upon completion of the Bulk Transfer, any associated fee is not refundable.
3.1.6 Redemption Grace Period
A domain name is placed in REDEMPTIONPERIOD status when a Registrar requests the deletion of a domain that is not within the Add Grace Period. A name that is in REDEMPTIONPERIOD status will not be included in the zone file. A Registrar cannot modify or purge a domain in REDEMPTIONPERIOD status. The only action a Registrar can take on a domain in REDEMPTIONPERIOD is to request that it be restored. Any other Registrar requests to modify or otherwise update the domain will be rejected. Unless restored, the domain will be held in REDEMPTIONPERIOD status for a specified number of calendar days. The current length of this Redemption Period is 30 calendar days.
3.2 Overlapping Grace Periods
If an operation is performed that falls into more than one grace period, the actions appropriate for each grace period apply (with some exceptions as noted below).

•
If a domain is deleted within the Add Grace Period and the Extend Grace Period, then the Registrar is credited the registration and extend amounts, taking into account the number of years for which the registration and extend were done.

•	If a domain is auto-renewed, then extended, and then deleted within the Extend Grace Period, the Registrar will be credited for any Auto-Renew fee charged and the number of years for the extension.
3.2.1 Overlap Exception

•	If a domain registration is extended within the Transfer Grace Period, then the current Registrar's account is charged for the number of years the registration is extended.
Note: If several billable operations, including a transfer, are performed on a domain and the domain is deleted within the grace periods of each of those operations, only those operations that were performed after the latest transfer, including the latest transfer, are credited to the current Registrar.
3.3 Pending Periods
3.3.1 Transfer Pending Period
The Transfer Pending Period is a specified number of calendar days following a request from a Registrar (Registrar A) to transfer a domain in which the current Registrar of the domain (Registrar B) may explicitly approve or reject the transfer request. The current value of the Transfer Pending Period is five calendar days for all Registrars. The transfer will be finalized upon receipt of explicit approval or rejection from the current Registrar (Registrar B). If the current Registrar (Registrar B) does not explicitly approve or reject the request initiated by Registrar A, the Registry Operator will approve the request automatically after the end of the Transfer Pending Period. During the Transfer Pending Period:
a. EPP TRANSFER request or EPP RENEW request is denied.
b. SYNC is not allowed.
c. EPP DELETE request is denied.
d. Bulk Transfer operations are allowed.
e. EPP UPDATE request is denied.
After a transfer of a domain, the EPP TRANSFER request may be denied for 60 days.
3.3.2 Pending Delete Period
A domain name is placed in PENDING DELETE status if it has not been restored during the Redemption Grace Period. A name that is in PENDING DELETE status will not be included in the zone file. All Registrar requests to modify or otherwise update a domain in PENDING DELETE status will be rejected. A domain name is purged from the registry database a specified number of calendar days after it is placed in PENDING DELETE status. The current length of this Pending Delete Period is five calendar days.
4. Nameserver functional specifications
Nameserver operations for the Registry TLD shall comply with RFCs 1034, 1035, 1982, 2181, 2182, 2671, 3226, 3596, 3597, 4343, and 5966 published by the Internet Engineering Task Force ("IETF") and/or any successor standards, versions, modifications or additions thereto.
Registry Operator shall sign its TLD zone files implementing Domain Name System Security Extensions ("DNSSEC"). Registry Operator shall comply with RFCs 4033, 4034, 4035, 4509 and their successors, and the parties agree that best practices described in RFC 4641 and its successors are recommended but not mandatory. If Registry Operator implements Hashed Authenticated Denial of Existence for DNS Security Extensions, it shall comply with RFC 5155 and its successors. Registry Operator shall accept public-key material from child domain names in a secure manner according to industry best practices. Registry shall also publish in its website the DNSSEC Practice Statements (DPS) describing critical security controls and procedures for key material storage, access and usage for its own keys and secure acceptance of registrants' public-key material. Registry Operator shall publish its DPS following the format described in the "DPS-framework" (currently in draft format, see http://tools.ietf.org/html/draft-ietf-dnsop-dnssec-dps-framework) within 180 days after the "DPS-framework" becomes an RFC.
Registry Operator shall offer public IPv6 transport for, at least, two of the Registry's name servers listed in the root zone with the corresponding IPv6 addresses registered with IANA. Registry Operator should follow "DNS IPv6 Transport Operational Guidelines" as described in BCP 91 and the recommendations and considerations described in RFC 4472.
For domain names which are either not registered, or the registrant has not supplied valid records such as NS records for listing in the DNS zone file, or their status does not allow them to be published in the DNS, the use of DNS wildcard Resource Records as described in RFCs 1034 and 4592 or any other method or technology for synthesizing DNS Resources Records or using redirection within the DNS by the Registry Operator is prohibited. When queried for such domain names the authoritative name servers must return a "Name Error" response (also known as NXDOMAIN), RCODE 3 as described in RFC 1035 and related RFCs. This provision applies for all DNS zone files at all levels in the DNS tree for which the Registry Operator (or an affiliate engaged in providing Registration Services) maintains data, arranges for such maintenance, or derives revenue from such maintenance but this provision shall not apply to the provision of nameservice or any other non-registry service for a domain or zone used for other than registration services to unaffiliated third parties by a single entity (including its affiliates) for domain names registered through an ICANN-Accredited Registrar.
If the Registry Operator offers Internationalized Domain Names ("IDNs"), it shall comply with RFCs 5890, 5891, 5892, 5893 and their successors. Registry Operator shall comply with the ICANN IDN Guidelines at <http://www.icann.org/en/topics/idn/implementation-guidelines.htm>, as they may be amended, modified, or superseded from time to time. Registry Operator shall publish and keep updated its IDN Tables and IDN Registration Rules in the IANA Repository of IDN Practices.

5. Patch, update, and upgrade policy
Registry Operator may issue periodic patches, updates or upgrades to the Software, EPP or APIs ("Licensed Product") licensed under the Registry-Registrar Agreement (the "Agreement") that will enhance functionality or otherwise improve the Shared Registration System under the Agreement. For the purposes of this Section 5 of Appendix 7, the following terms have the associated meanings set forth herein.
5.1 A "Patch" means minor modifications to the Licensed Product made by Registry Operator during the performance of error correction services. A Patch does not constitute a Version.
5.2 An "Update" means a new release of the Licensed Product which may contain error corrections, minor enhancements, and, in certain circumstances, major enhancements, and which is indicated by a change in the digit to right of the decimal point in the version number of the Licensed Product.
5.3 An "Upgrade" means a new release of the Licensed Product which involves the addition of substantial or substantially enhanced functionality and which is indicated by a change in the digit to the left of the decimal point in the version of the Licensed Product.
5.4 A "Version" means the Licensed Product identified by any single version number.
Each Update and Upgrade causes a change in version.
* Patches do not require corresponding changes to client applications developed, implemented, and maintained by each Registrar.
* Updates may require changes to client applications by each Registrar in order to take advantage of the new features and/or capabilities and continue to have access to the Shared Registration System.
* Upgrades require changes to client applications by each Registrar in order to take advantage of the new features and/or capabilities and continue to have access to the Shared Registration System.
Registry Operator, in its sole discretion, will deploy Patches during scheduled and announced Shared Registration System maintenance periods.
For Updates and Upgrades, Registry Operator will give each Registrar notice prior to deploying the Updates and Upgrades into the production environment. The notice shall be at least ninety (90) days. Such notice will include an initial notice before deploying the Update that requires changes to client applications or the Upgrade into the Operational Test and Evaluation ("OT&E") environment to which all Registrars have access. Registry Operator will maintain the Update or Upgrade in the OT&E environment for at least thirty (30) days, to allow each Registrar the opportunity to modify its client applications and complete testing, before implementing the new code in the production environment.
This notice period shall not apply in the event Registry Operator's system is subject to the imminent threat of a failure or a material security threat, the discovery of a major security vulnerability, or a Denial of Service (DoS) attack where the Registry Operator's systems are rendered inaccessible by being subject to:
i) excessive levels of data traffic
ii) unauthorized traffic
iii) data traffic not conforming to the protocols used by the Registry
6. Performance Specifications
These Performance Specifications provide a means to measure Registry Operator's delivery of SRS, DNS Name Server and Whois services for the Registry TLD and serve as the basis for the Service Level Agreements Credits ("SLA Credits") set forth in Appendix 10.
6.1 Definitions. Capitalized terms used in this Section 6 and not otherwise defined shall have the meaning ascribed to them in the Registry Agreement.
6.1.1 "Core Internet Service Failure" means an extraordinary and identifiable event beyond the control of Registry Operator affecting the Internet services to be measured pursuant to this Section 6. Such events include, but are not limited to congestion collapse, partitioning, power grid failures, and routing failures.
6.1.2 "Credit Level" means the credit levels set forth in the Table SLA Credits in Section 2 of Appendix 10 that outlines the total credits, penalties and/or liabilities that may be assessed to Registry Operator and sole remedies available to ICANN-Accredited Registrars for Registry Operators failure to meet Performance Specifications outlined in this Appendix 7.
6.1.3 "DNS Name Server" means the service complying with RFC 1034, 1035 and related RFCs made available on TCP/UDP port 53 on Registry Operator's selected servers.
6.1.4 "ICANN-Accredited Registrar" means an ICANN-Accredited Registrar that has a Registry-Registrar Agreement in effect with Registry Operator.
6.1.5 "Monthly Timeframe" means each single calendar month beginning and ending at 0000 Coordinated Universal Time (UTC).
6.1.6 "Performance Specifications" means a description of the measurable functional attributes of a particular System Services.
6.1.7 "Registrar Community" means all of the ICANN-Accredited Registrars who have Registry-Registrar Agreements in effect with Registry Operator for the Registry TLD and who have registered greater than 150 net new .com domain names in the prior thirty (30) calendar day period.
6.1.8 "Round-trip" means the amount of measured time that it takes for a reference query to make a complete trip from the SRS gateway, through the SRS system, back to the SRS gateway.
6.1.9 "Service Level Agreement (SLA)" means the service level agreements attached as Appendix 10 to the Registry Agreement outlining performance standards levels.
6.1.10 "SRS" means the Shared Registration System, a system that the Registry Operator provides to the Registrar Community via a defined protocol (EPP) for registry-registrar interaction. Specifically, it refers to the ability of ICANN-Accredited Registrars to add, modify, and delete (create, update and delete) information associated with registered domain names and associated DNS Name Servers.
6.1.11 "System Services" means the SRS, DNS Name Server and Whois services for the Registry TLD for which availability and Performance Specifications are established.
6.1.12 "Whois" refers to the Registry Operator's Whois service provided in accordance with Appendix 5.
6.2 Service Availability. Service availability is defined as the time, in minutes, that the Registry Operator's System Services are each individually responding to its users ("Service Availability") as further defined in Sections 6.2.1 through 6.2.4.
6.2.1 Service Availability is measured as follows:
Service Availability % = {[(MTM - POMU) - UOM] / (MTM - POMU)}*100 where:
MTM = Monthly Timeframe Minutes calculated as the number days in that month times 24 hours times 60 minutes. For example, the MTM for January is 31 days * 24 hours * 60 minutes or MTM = 44,640 minutes.
POMU = Planned Outage Minutes Used equals the number of minutes of a Planned Outage (as defined in Section 6.3 below) or Extended Planned Outage (as defined in Section 6.4 below) for that Monthly Timeframe for each individual System Service. No Monthly Timeframe shall have both a Planned and an Extended Planned Outage.
UOM = Unplanned Outage Minutes equals the total number of minutes the System Services is unavailable excluding any Planned Outages (as defined in Section 6.3 below) or Extended Planned Outage (as defined in Section 6.4 below) for that Monthly Timeframe.
The Service Availability calculation shall be calculated by the Registry Operator and the results reported for each Monthly Timeframe for SRS, Whois and DNS Name Server availability. For Service Availability Performance Specifications measured by calendar year, Yearly Timeframe Minutes (YTM) shall be substituted for Monthly Timeframe Minutes (MTM) in the calculation above. Yearly Timeframe Minutes calculated as 365 days * 24 hours * 60 minutes = 525,600 minutes. Results will be reported to the Registrar Community via e-mail and to ICANN according to Appendix 4.
6.2.2 Service Availability--SRS = 99.99% per calendar year. Service Availability as it applies to the SRS refers to the ability of the SRS to respond to ICANN-Accredited Registrars that access the SRS through the EPP protocol. SRS unavailability, except for Planned Outages (as defined in Section 6.3 below) and Extended Planned Outages (as defined in Section 6.4 below), will be logged with the Registry Operator as Unplanned Outage Minutes. Unavailability will not include any events affecting individual ICANN-Accredited Registrars locally.
SRS unavailability as it applies to the SRS shall mean when, as a result of a failure of systems within the Registry's control, an ICANN-Accredited Registrar is unable to establish a session with the SRS gateway; provided, however, that SRS unavailability shall not include an ICANN-Accredited Registrar's inability to establish a session with the SRS gateway that results from it exceeding its designated number of sessions. Establishing a session with the SRS gateway shall be defined as:
a) successfully complete a TCP session start,
b) successfully complete the SSL authentication handshake, and
c) successfully complete the Extensible Provisioning Protocol (EPP) login command.
Registry Operator will log SRS unavailability once an ICANN-Accredited Registrar reports an occurrence to Registry Operator's customer service help desk in the manner required by the Registry Operator (i.e., e-mail, fax, telephone). The committed Service Availability for SRS is 99.99% per calendar year. The SRS Service Availability metric is a Credit Level 2.
6.2.3 Service Availability--DNS Name Server = 100% per Monthly Timeframe. Service Availability as it applies to the DNS Name Server refers to the ability of the DNS Name Server to resolve a DNS query from an Internet user. DNS Name Server unavailability will be logged with the Registry Operator as Unplanned Outage Minutes. Registry Operator will log DNS Name Server unavailability (a) when such unavailability is detected by monitoring tools, or (b) once an ICANN-Accredited Registrar reports an occurrence to Registry Operator's customer service help desk in the manner required by the Registry Operator (i.e., e-mail, fax, telephone) and Registry Operator confirms that the occurrence is not unique to the reporting Registrar.
DNS Name Server unavailability shall mean less than eight (8) sites on the Registry Operator's constellation are returning answers to queries with less than 1% packet loss averaged over a Monthly Timeframe or 5% packet loss for any five minute period.
The committed Service Availability for DNS Name Server is 100% per Monthly Timeframe. The DNS Name Server Service Availability metric is a Credit Level 1.
6.2.4 Service Availability--Whois = 100% per Monthly Timeframe. Service Availability as it applies to Whois refers to the ability of Internet users to access and use the Whois. Whois unavailability, except for Planned Outages (as defined in Section 6.3 below) and Extended Planned Outages (as defined in Section 6.4 below), will be logged with the Registry Operator as Unplanned Outage Minutes. Registry Operator will log Whois unavailability (a) when such unavailability is detected by Registry Operator's monitoring tools, or (b) once an ICANN-Accredited Registrar reports an occurrence to Registry Operator's customer service help desk in the manner required by the Registry Operator (i.e., e-mail, fax, telephone). The committed Service Availability for Whois is 100% per Monthly Timeframe. The Whois Service Availability metric is a Credit Level 2.
6.3 Planned Outage. From time to time the Registry Operator will require an outage for regular maintenance or the addition of new functions or features ("Planned Outage").
6.3.1 Planned Outage Duration. Planned Outage duration defines the maximum allowable time, in minutes, that the Registry Operator is permitted to take the System Services out of service for regularly scheduled maintenance ("Planned Outage Duration"). Planned Outages are planned in advance and the Registrar Community is provided notification prior to an outage.
The Planned Outage Duration for the System Services is as follows:
(i) Planned Outage Duration - SRS = 45 minutes per Monthly Timeframe;
(ii) Planned Outage Duration - DNS Name Server = no Planned Outages allowed; and
(iii) Planned Outage Duration - Whois = no Planned Outages allowed.
The Planned Outage Duration metric is a Credit Level 6.

6.3.2 Planned Outage Timeframe. The Planned Outage Timeframe defines the hours and days in which a Planned Outage may occur ("Planned Outage Timeframe"). The Planned Outage Timeframe for the System Services is as follows:
(i) Planned Outage Timeframe - SRS = 0100-0900 UTC Sunday;
(ii) Planned Outage Timeframe - DNS Name Server = no Planned Outages allowed; and
(iii) Planned Outage Timeframe - Whois = no Planned Outages allowed.
The Planned Outage Timeframe metric is a Credit Level 5.
6.3.3 Planned Outage Notification. The Registry Operator shall notify all ICANN-Accredited Registrars of any Planned Outage ("Planned Outage Notification"). The Planned Outage Notification shall set forth the date and time of the Planned Outage. The number of days prior to a Planned Outage that the Registry Operator shall notify the Registrar Community is as follows:
(i) Planned Outage Timeframe - SRS = 30 days for general maintenance and 90 days for Updates or Upgrades as defined in the Patch, Update and Upgrade Policy in Section 5 of this Appendix 7;
(ii) Planned Outage Timeframe - DNS Name Server = no Planned Outages allowed; and
(iii) Planned Outage Timeframe - Whois = no Planned Outages allowed.
The Planned Outage Notification metric is a Credit Level 5.
6.4 Extended Planned Outage. In some cases, such as major software upgrades and platform replacements, an extended maintenance timeframe is required ("Extended Planned Outage"). Extended Planned Outages will be less frequent than Planned Outages but their duration may be longer.
6.4.1 Extended Planned Outage Duration. The Extended Planned Outage duration defines the maximum allowable time, in hours and minutes that the Registry Operator is permitted to take the System Services out of service for extended maintenance ("Extended Planned Outage Duration"). Extended Planned Outages are planned in advance and the Registrar Community is provided notification in accordance with Section 6.4.3. Extended Planned Outage periods may not occur in the same Monthly Timeframe as a Planned Outage. The Extended Planned Outage Duration for the System Services is as follows:
(i) Extended Planned Outage Duration - SRS = 4 hours (240 minutes) per calendar year and one Extend Planned Outage of 8 hours (480) minutes every 3 years;
(ii) Extended Planned Outage Duration - DNS Name Server = no Extended Planned Outages allowed; and
(iii) Extended Planned Outage Duration - Whois = no Extended Planned Outages allowed.
The Extended Planned Outage Notification metric is a Credit Level 6.
6.4.2 Extended Planned Outage Timeframe. The Extended Planned Outage Timeframe defines the hours and days in which the Extended Planned Outage may occur ("Extended Planned Outage Timeframe"). The Extended Planned Outage Timeframe for the System Services is as follows:
(i) Extended Planned Outage Timeframe - SRS = 0100 - 1300 UTC Sunday;
(ii) Extended Planned Outage Timeframe - DNS Name Server = no Extended Planned Outages allowed; and
(iii) Extended Planned Outage Timeframe - Whois = no Extended Planned Outages allowed.
The Extended Planned Outage Notification metric is a Credit Level 5.
6.4.3 Extended Planned Outage Notification. The Registry Operator must notify the Registrar Community of any Extended Planned Outage ("Extended Planned Outage Notification"). The Extended Planned Outage Notification shall set forth the date and time of the Extended Planned Outage. The number of days prior to an Extended Planned Outage that the Registry Operator must notify ICANN-Accredited Registrars is as follows:
(i) Extended Planned Outage Timeframe - SRS = 90 Days;
(ii) Extended Planned Outage Timeframe - DNS Name Server = no Extended Planned Outages allowed; and
(iii) Extended Planned Outage Timeframe - Whois = no Extended Planned Outages allowed.

The Extended Planned Outage Notification metric is a Credit Level 5.
6.5 Processing Time. Processing time is a measurement of Service Availability and equals the Round-trip for the System Services ("Processing Time"). The Registry Operator will log the Processing Time for all of the protocol transactions (i.e. Check, Add/Create, Modify/Update and Delete). Processing Time will be measured in a Monthly Timeframe and reported on a monthly basis to ICANN in accordance with Appendix 4. Should the total volume of protocol transactions (measured individually) added by all ICANN-Accredited Registrars for a Monthly Timeframe exceed Registry Operator's actual volume of protocol transactions for the previous Monthly Timeframe by more than 20%, then ICANN-Accredited Registrars shall not be eligible for any SLA credit, and Registry Operator shall have no liability to ICANN, if Registry Operator fails to meet a Processing Time Performance Specification set forth in this Section 6.5.
6.5.1 Processing Time--Check Domain = 25 milliseconds for 95%.
(i) The Processing Time for Check Domain is applicable to the SRS as accessed through the defined protocol (EPP) for registry-registrar interaction and measures the Processing Time for an availability check of a specific domain name.
(ii) The performance specification for Check Domain is 25 milliseconds Round-trip for 95% of the transactions during a Monthly Timeframe.
The Processing Time for Check Domain metric is a Credit Level 3.
6.5.2 Processing Time--Add/Create = 50 milliseconds for 95%.
(i) The Processing Time for Add/Create is applicable to the SRS as accessed through the defined protocol (EPP) for registry-registrar interaction and measures the Processing Time for add/create transactions associated with domain names.
(ii) The Performance Specification for Add/Create is 50 milliseconds for Round-trip for 95% of the transactions processed during a Monthly Timeframe.
The Processing Time for Add/Create metric is a Credit Level 3.
6.5.3 Processing Time--Modify/Update and Delete Domain = 100 milliseconds for 95%.
(i) The Processing Time for Modify/Update and Delete is applicable to the SRS as accessed through the defined protocol (EPP) for registry-registrar interaction and measures the Processing Time for Modify/Update and Delete transactions associated with domain names.
(ii) The Performance Specification for Modify/Update and Delete is 100 milliseconds Round-trip for 95% of the transactions processed during a Monthly Timeframe.
The Processing Time for Modify/Update and Delete metric is a Credit Level 3.
6.5.4 Processing Time--Whois Query = 5 milliseconds for 95%.
(i) The Processing Time for Whois query is applicable to the Whois and measures the Processing Time for a Whois query.
(ii) The Performance Specification for a Whois query is 5 milliseconds for 95% of the transactions during a Monthly Timeframes. That is, 95% of the transactions during a Monthly Timeframe will take 5 milliseconds or less from the time the Whois receives a query to the time it responds.
The Processing Time for Whois Query metric is a Credit Level 3.
6.5.5 Processing Time--DNS Name Server Resolution = 100 milliseconds for 95%.
(i) The Processing Time for DNS Name Server Resolution is applicable to the DNS Name Server and measures the processing time for a DNS query.
(ii) The Performance Specification for DNS Name Server Resolution is 100 milliseconds for 95% of the transactions during a Monthly Timeframe. That is, 95% of the transactions during a Monthly Timeframe will take 100 milliseconds or less from the time the name server receives the DNS query to the time it provides a response.
The Processing Time for the DNS Name Server metric is a Credit Level 3.

6.6 Update Frequency. The Registry Operator makes timely updates to the data on the DNS Name Servers and Whois. ICANN-Accredited Registrars record these updates through the SRS. The SRS then updates the DNS Name Server and the Whois. Registry Operator processes this updates on a near real time basis.
The committed performance specification with regards to Update frequency for both the DNS Name Server and the Whois is 3 minutes for 95% of the transactions during a Monthly Timeframe. That is, 95% of the updates to the DNS Name Servers and Whois during a Monthly Timeframe will be completed within 3 minutes. Update frequency is measured from the time that the Registry Operator confirms the update to the time the update appears in the DNS Name Server and Whois. Update frequency performance will be reported on a monthly basis to ICANN in accordance with Appendix 4.
6.6.1 Update Frequency--DNS Name Server = 3 minutes for 95% during a Monthly Timeframe.
The Update frequency--DNS Name Server is 3 minutes for 95% during a Monthly Timeframe.
The Update frequency metric for DNS Name Server is Credit Level 4.
6.6.2 Update Frequency--Whois - 3 minutes for 95% during a Monthly Timeframe.
The Update frequency--Whois is 3 minutes for 95% during a Monthly Timeframe.
The Update frequency metric for Whois is Credit Level 4.
6.7 Cross-Network Name Server Performance Requirements. DNS Name Server Round-trip and packet loss from the Internet are important elements of the quality of service provided by the Registry Operator. These characteristics, however, are affected by Internet performance and, therefore, cannot be closely controlled by Registry Operator. Accordingly, these requirements are not matters subject to SLA Credits under the Service Level Agreement set forth on Appendix 10 or obligations upon which a breach by Registry Operator of the Registry Agreement may be asserted.
The committed performance specification for cross-network name server performance is a measured Round-trip of under 300 milliseconds and measured packet loss of under 1% averaged over the course of a Monthly Timeframe and no greater than 5% for any five (5) minute period over the course of the Monthly Timeframe. Cross-network name server performance measurements may be conducted by ICANN at the times of its choosing, in the following manner:
6.7.1 The measurements may be conducted by sending strings of DNS request packets from different measuring locations to each of the .com DNS Name Servers and observing the responses from the .com DNS Name Servers. (These strings of requests and responses are referred to as a "CNNP Test".) The measuring locations will be distributed around the Internet.
6.7.2 Each string of request packets will consist of UDP or TCP packets requesting nameserver (NS) records for arbitrarily selected .com second-level domains, preselected to ensure that the names exist in the Registry TLD and are resolvable. The packet loss (i.e. the percentage of response packets not received) and the average Round-trip time for response packets received may be noted.
6.7.3 To meet the packet loss and Round-trip requirements for a particular CNNP Test, all three of the following must be true:
6.7.3.1 The Round-trip and packet loss from each measurement location to at least one .com name server must not exceed the required values;
6.7.3.2 The packet loss to each of the .com name servers from at least one of the measurement locations must not exceed the required value; and
6.7.3.3 Any failing CNNP Test result obtained during an identified Core Internet Service Failure shall not be considered.
6.7.4 To ensure a properly diverse testing sample, ICANN will conduct the CNNP Tests at varying times (i.e. at different times of the day, as well as on different days of the week). Registry Operator may only be deemed to have persistently failed to meet the cross-network name server performance requirement only if the .com DNS Name Servers fail the CNNP Tests (see Section 6.7.3 above) with no less than three consecutive failed CNNP Tests.

6.7.5 In the event of persistent failure of the CNNP Tests, ICANN will give Registry Operator written notice of the failures (with backup data) and Registry Operator will have sixty days to cure the failure.
6.7.6 Sixty days prior to the commencement of testing under this provision, ICANN will provide Registry Operator with the opportunity to evaluate the testing system to be used by ICANN. In the event that Registry Operator raisees concerns regarding such system, ICANN will work directly with Registry Operator to attempt to address those concerns.
7. Responsibilities of the Parties.
7.1 Except in the case of DNS Name Server performance measurements, Registry Operator will perform monitoring from internally located systems as a means to verify that the availability and performance measurements in this document are being met.
7.2 The Registry Operator will provide system performance and availability reports monthly to the Registrar Community via e-mail and to ICANN according to Appendix 4.
7.3 The Registry Operator will provide the Whois Service as specified in Appendix 5.
7.4 The Registry Operator will use commercially reasonable efforts to restore the critical systems of the System Services within 24 hours after the termination of a force majeure event and restore full system functionality within 48 hours after the termination of a force majeure event. Outages due to a force majeure will not be considered service unavailability for purposes of this Appendix 7 or the SLA.
7.5 Registry Operator shall not be liable to ICANN or ICANN-Accredited Registrars for any credits or penalties or be deemed to be in breach of any of its obligations under the Registry Agreement if it fails to meet a Performance Specification as a result of its compliance with any Consensus Policy established after the Effective Date to the extent and for so long as the failure to meet a Performance Specification is unavoidable by commercially reasonable efforts due to Registry Operator's compliance with such Consensus Policy.
7.6 Registry Operator shall provide to ICANN and publish on its website its accurate contact details including a valid email and mailing address as well as a primary contact for handling inquiries related to malicious conduct in the TLD, and will provide ICANN with prompt notice of any changes to such contact details.
8. Additional Services
8.1 Bulk Transfer After Partial Portfolio Acquisition (BTAPPA)
Bulk Transfer After Partial Portfolio Acquisition (BTAPPA) is a Registry service available to consenting Registrars in the circumstance where one ICANN-Accredited Registrar purchases, by means of a stock or asset purchase, merger or similar transaction, a portion but not all, of another ICANN-Accredited Registrar's domain name portfolio in the .com top-level domain.
At least fifteen days before completing a BTAPPA, the losing Registrar must provide to all domain name registrants for names involved in the bulk transfer, written notice of the bulk change of sponsorship. The notice must include an explanation of how the Whois record will change after the bulk transfer occurs, and customer support and technical contact information of the gaining Registrar.
If a domain is transferred under the BTAPPA service during any applicable Grace Period as described in Section 3 above, there is no credit. The expiration dates of transferred registrations are not affected.
Domain names in the following statuses at the time of the Transfer Request will not be transferred in a BTAPPA: "pending transfer", "redemption grace period (RGP)", or "pending delete". Domain names that are within the auto-renew grace window are subject to bulk transfer, but Verisign may decline to provide a credit for those names deleted after the bulk transfer, but prior to the expiration of the auto-renew grace window.
Verisign has discretion to reject a BTAPPA request if there is reasonable evidence that a transfer under BTAPPA is being requested in order to avoid fees otherwise due to Verisign or ICANN, or if a Registrar with common ownership or management or both has already requested BTAPPA service within the preceding six-month period.
9. Implementation of New Protocols
Registry Operator and ICANN agree to engage in good faith negotiations at regular intervals (at least once every eighteen months following the Effective Date) regarding possible implementation of new RFCs related to the matters addressed in Appendices 1 (Escrow Specifications), 5 (Whois) and 7 (Technical and Functional Specifications).

.com Registry Agreement Appendix 8
.com Registry-Registrar Agreement
(1 December 2012)
This Registry-Registrar Agreement (the "Agreement") is entered into by and between VeriSign, Inc., a Delaware corporation, with a place of business located at 12061 Bluemont Way, Reston, VA 20190, and its wholly owned subsidiaries, including VeriSign Information Services, Inc. ("VIS") and VeriSign Naming and Directory Services LLC ("VNDS LLC") (collectively, "Verisign"), and ______________________________, a __________________________, with its principal place of business located at _______________________________________ ("Registrar"), through their authorized representatives, and takes effect on the date executed by the final Party (the "Effective Date"). Verisign and Registrar may be referred to individually as a "Party" and collectively as the "Parties."
WHEREAS, multiple registrars provide Internet domain name registration services within the .COM top-level domain wherein Verisign operates and maintains certain TLD servers and zone files;
WHEREAS, Registrar wishes to register second-level domain names in the multiple registrar system for the .COM TLD.
NOW, THEREFORE, for and in consideration of the mutual promises, benefits and covenants contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Verisign and Registrar, intending to be legally bound, hereby agree as follows:
1.DEFINITIONS
1.1.    "Confidential Information" means all information and materials including, without limitation, computer software, data, information, databases, protocols, reference implementation and documentation, and functional and interface specifications, provided by the disclosing party to the receiving party and marked or otherwise identified as Confidential, provided that if a communication is oral, the Disclosing Party will notify the Receiving Party in writing within 15 days of the disclosure.
1.2.    "DNS" refers to the Internet domain name system.
1.3.    "EPP" means the Extensible Provisioning Protocol.
1.4.    "ICANN" refers to the Internet Corporation for Assigned Names and Numbers.
1.5.    "IP" means Internet Protocol.
1.6.    The "Licensed Product" refers to the intellectual property required to access the Supported Protocol, and to the APIs, and software, collectively.
1.7.    "Personal Data" refers to data about any identified or identifiable natural person.
1.8.    "Registered Name" refers to a domain name within the domain of the Registry TLD, whether consisting of two or more (e.g., john.smith.name) levels, about which Verisign or an affiliate engaged in providing registry services maintains data in a registry database, arranges for such maintenance, or derives revenue from such maintenance. A name in a registry database may be a Registered Name even though it does not appear in a TLD zone file (e.g., a registered but inactive name).

1.9.    "Registry TLD" means the .COM TLD.
1.10.    "Supported Protocol" means Verisign's implementation of EPP, or any successor protocols, supported by the System.
1.11.    The "System" refers to the multiple registrar system operated by Verisign for registration of Registered Names in the Registry TLD.
1.12.    A "TLD" is a top-level domain of the DNS.
2.    OBLIGATIONS OF THE PARTIES
2.1.    System Operation and Access. Throughout the term of this Agreement, Verisign shall operate the System and provide Registrar with access to the System to transmit domain name registration information for the Registry TLD to the System. Nothing in this Agreement entitles Registrar to enforce any agreement between Verisign and ICANN.
2.2.    Maintenance of Registrations Sponsored by Registrar. Subject to the provisions of this Agreement, ICANN requirements, and Verisign requirements, including, without limitation, those authorized by ICANN, Verisign shall maintain the registrations of Registered Names sponsored by Registrar in the System during the term for which Registrar has paid the fees required by Subsection 5.1.
2.3.    Distribution of EPP, APIs and Software. No later than three (3) business days after the Effective Date of this Agreement, Verisign shall make available to Registrar (i) full documentation of the Supported Protocol, (ii) "C" and/or "Java" application program interfaces ("APIs") to the Supported Protocol with documentation, and (iii) reference client software ("Software") that will allow Registrar to develop its system to register second-level domain names through the System for the Registry TLD. If Verisign elects to modify or upgrade the APIs and/or Supported Protocol, Verisign shall provide updated APIs to the Supported Protocol with documentation and updated Software to Registrar promptly as such updates become available.
2.4.    Registrar Responsibility for Customer Support. Registrar shall provide (i) support to accept orders for registration, cancellation, modification, renewal, deletion or transfer of Registered Names and (ii) customer service (including domain name record support) and billing and technical support to Registered Name Holders. Registrar shall, consistent with ICANN policy, provide to Registered Name Holders emergency contact or 24/7 support information for critical situations such as domain name hijacking.
2.5.    Data Submission Requirements. As part of its registration and sponsorship of Registered Names in the Registry TLD, Registrar shall submit complete data as required by technical specifications of the System that are made available to Registrar from time to time. Registrar shall submit any corrections or updates from a Registered Name Holder relating to the registration information for a Registered Name to Verisign in a timely manner.
2.6.    License. Registrar grants Verisign as Registry a non-exclusive, royalty-free, nontransferable worldwide limited license to the data elements consisting of the Registered Name, the IP addresses of nameservers, the identity of the registering registrar, and other data required or permitted by technical specifications of the Registry System as made available to Registrar by Verisign from time to time, for propagation of and the provision of authorized access to the TLD zone files or as otherwise required or permitted by Verisign's Registry Agreement with ICANN concerning the operation of the Registry TLD, as may be amended from time to time.

2.7.    Registrar's Registration Agreement and Domain Name Dispute Policy. Registrar shall have in effect an electronic or paper registration agreement with the Registered Name Holder which may be amended from time to time by Registrar, provided a copy is made available to Verisign. Registrar shall provide a copy of Registrar's registration agreement upon request for same by Verisign. Registrar shall include in its registration agreement those terms required by this Agreement and other terms that are consistent with Registrar's obligations to Verisign under this Agreement. Registrar shall employ in its domain name registration business the Uniform Domain Name Dispute Resolution Policy and the Inter-Registrar Transfer Policy, each as adopted by the ICANN Board on 26 August 1999 and 7 November 2008 and as each may be amended from time to time. In its registration agreement with each Registered Name Holder, Registrar shall require such Registered Name Holder to:

(a)
acknowledge and agree that Verisign reserves the right to deny, cancel or transfer any registration or transaction, or place any domain name(s) on registry lock, hold or similar status, as it deems necessary, in its unlimited and sole discretion: (1) to comply with specifications adopted by any industry group generally recognized as authoritative with respect to the Internet (e.g., RFCs), (2) to correct mistakes made by Verisign or any Registrar in connection with a domain name registration, or (3) for the non-payment of fees to Verisign; and

(b)
indemnify, defend and hold harmless Verisign and its subcontractors, and its and their directors, officers, employees, agents, and affiliates from and against any and all claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses arising out of or relating to, for any reason whatsoever, the Registered Name Holder's domain name registration. The registration agreement shall further require that this indemnification obligation survive the termination or expiration of the registration agreement.

2.8.    Secure Connection. Registrar agrees to develop and employ in its domain name registration business all necessary technology and restrictions to ensure that its connection to the System is secure. All data exchanged between Registrar's system and the System shall be protected to avoid unintended disclosure of information. Registrar shall employ commercially reasonable measures to prevent its access to the Registry System granted hereunder from being used to (i) allow, enable, or otherwise support the transmission by e-mail, telephone, or facsimile of mass unsolicited, commercial advertising or solicitations to entities other than its own existing customers; or (ii) enable high volume, automated, electronic processes that send queries or data to the systems of Verisign, any other registry operated under an agreement with ICANN, or any ICANN-accredited registrar, except as reasonably necessary to register domain names or modify existing registrations.
Each EPP session shall be authenticated and encrypted using two-way secure socket layer ("SSL") protocol. Registrar agrees to authenticate every EPP client connection with the System using both an X.509 server certificate issued by a commercial Certification Authority identified by the Registry and its Registrar password, which it shall disclose only to its employees with a need to know. Registrar agrees to notify Registry within four (4) hours of learning that its Registrar password has been compromised in any way or if its server certificate has been revoked by the issuing Certification Authority or compromised in any way.
Upon prior written notification to Registrar, Verisign may require other industry standard security provisions, practices or technology to ensure that the Registry System is secure and stable, which Verisign may adopt from time to time in its sole and complete discretion.
2.8.1.    Handling of Personal Data. Verisign shall notify Registrar of the purposes for which Personal Data submitted to Verisign by Registrar is collected, the intended recipients (or categories of recipients) of such Personal Data, and the mechanism for access to and correction of such Personal Data. Verisign shall take reasonable steps to protect Personal Data from loss, misuse, unauthorized disclosure, alteration or destruction. Verisign shall not use or authorize the use of Personal Data in a way that is incompatible with the notice provided to registrars. Verisign may from time to time use the demographic data collected for statistical analysis, provided that this analysis will not disclose individual Personal Data and provided that such use is compatible with the notice provided to registrars regarding the purpose and procedures for such use.
2.8.2.    Authorization Codes. Registrar shall not provide identical Registrar-generated authorization <authinfo> codes for domain names registered by different registrants with the same Registrar. Verisign in its sole discretion may choose to modify <authinfo> codes for a given domain and shall notify the sponsoring registrar of such modifications via EPP compliant mechanisms (i.e., EPP<poll> or EPP<domain:Info>). Documentation of these mechanisms shall be made available to Registrar by Verisign. The Registrar shall provide the Registered Name Holder with timely access to the authorization code along with the ability to modify the authorization code within five (5) calendar days.
2.9.    Domain Name Lookup Capability. Registrar agrees to employ in its domain name registration business Verisign's registry domain name lookup capability to determine if a requested domain name is available or currently unavailable for registration. Registrar also agrees, at its expense, to provide an interactive web page and a port 43 Whois service providing free public query-based access to up-to-date (i.e., updated at least daily) data concerning all active Registered Names sponsored by Registrar for the Registry TLD. The data accessible shall consist of elements that are designated from time to time according to an ICANN adopted specification or policy or the Registrar Accreditation Agreement between Registrar and ICANN.
2.10.    Transfer of Sponsorship of Registrations. Registrar agrees to implement transfers of Registered Name registrations from another registrar to Registrar and vice versa pursuant to the Inter-Registrar Transfer Policy as may be amended from time to time by ICANN (the "Transfer Policy").
2.11.    Time. Registrar agrees that in the event of any dispute concerning the time of the entry of a domain name registration into the registry database, the time shown in the Verisign records shall control.
2.12.    Compliance with Operational Requirements. Registrar shall comply with each of the following requirements, and further shall include in its registration agreement with each Registered Name Holder, as applicable, an obligation for such Registered Name Holder to comply with each of the following requirements:

(a)	ICANN standards, policies, procedures, and practices for which Verisign has monitoring responsibility in accordance with the Registry Agreement or other arrangement with ICANN; and

(b)
Operational standards, policies, procedures, and practices for the Registry TLD established from time to time by Verisign in a non- arbitrary manner and applicable to all registrars ("Operational Requirements"), including affiliates of Verisign, and consistent with Verisign's Registry Agreement with ICANN, as applicable, upon Verisign's notification to Registrar of the establishment of those terms and conditions.

2.13.    Resolution of Technical Problems or Breach of Agreement. Registrar agrees to employ necessary employees, contractors, or agents with sufficient technical training and experience to respond to and fix all technical problems concerning the use of the Supported Protocol, the APIs and the systems of Verisign in conjunction with Registrar's systems. Registrar agrees that in the event of significant degradation of the System or other emergency, or upon Registrar's violation of Operational Requirements or breach of this Agreement, Verisign may, in its sole discretion, temporarily suspend or restrict access to the System. Such temporary suspensions or restrictions shall be applied in a nonarbitrary manner and shall apply fairly to any registrar similarly situated.

2.14.    Prohibited Domain Name Registrations. In addition to complying with ICANN standards, policies, procedures, and practices limiting domain names that may be registered, Registrar agrees to comply with applicable statutes and regulations limiting the domain names that may be registered.
2.15.    ICANN Requirements. Verisign's obligations hereunder are subject to modification at any time as the result of ICANN-mandated requirements and consensus policies. Notwithstanding anything in this Agreement to the contrary, Registrar shall comply with any such ICANN requirements in accordance with the timeline defined by ICANN.
2.16.    Accredited Registrar. During the term of this Agreement, Registrar shall maintain in full force and effect its accreditation by ICANN as a registrar for the Registry TLD.
3.    LICENSE
3.1.    License Grant. Subject to the terms and conditions of this Agreement, Verisign hereby grants Registrar and Registrar accepts a non-exclusive, royalty-free, nontransferable, worldwide limited license to use for the term and purposes of this Agreement the Licensed Product, as well as updates and redesigns thereof, to provide domain name registration services in the Registry TLD only and for no other purpose. The Licensed Product, as well as updates and redesigns thereof, will enable Registrar to register domain names in the Registry TLD with the Registry on behalf of its Registered Name Holders. Registrar, using the Licensed Product, as well as updates and redesigns thereof, will be able to invoke the following operations on the System: (i) check the availability of a domain name, (ii) register a domain name, (iii) re-register a domain name, (iv) cancel the registration of a domain name it has registered, (v) update the nameservers of a domain name, (vi) transfer a domain name from another registrar to itself with proper authorization, (vii) query a domain name registration record, (viii) register a nameserver, (ix) update the IP addresses of a nameserver, (x) delete a nameserver, (xi) query a nameserver, and (xii) establish and end an authenticated session.
3.2.    Limitations on Use. Notwithstanding any other provisions in this Agreement, except with the written consent of Verisign, Registrar shall not: (i) sublicense the Licensed Product or otherwise permit any use of the Licensed Product by or for the benefit of any party other than Registrar, (ii) publish, distribute or permit disclosure of the Licensed Product other than to employees, contractors, and agents of Registrar for use in Registrar's domain name registration business, (iii) decompile, reverse engineer, copy or re-engineer the Licensed Product for any unauthorized purpose, (iv) use or permit use of the Licensed Product in violation of any federal, state or local rule, regulation or law, or for any unlawful purpose. Registrar agrees to employ the necessary measures to prevent its access to the System granted hereunder from being used to (i) allow, enable, or otherwise support the transmission by e-mail, telephone, or facsimile of mass unsolicited, commercial advertising or solicitations to entities other than Registrar's customers; or (ii) enable high volume, automated, electronic processes that send queries or data to the systems of Verisign or any ICANN-Accredited Registrar, except as reasonably necessary to register domain names or modify existing registrations.
3.3.    Changes to Licensed Materials. Verisign may from time to time replace or make modifications to the Licensed Product licensed hereunder. Verisign will provide Registrar with at least ninety (90) days notice prior to the implementation of any material changes to the Supported Protocol, APIs or software licensed hereunder.
4.    SUPPORT SERVICES

4.1.    Engineering Support. Verisign agrees to provide Registrar with reasonable engineering telephone support (between the hours of 9 a.m. to 5 p.m. EST or at such other times as may be mutually agreed upon) to address engineering issues arising in connection with Registrar's use of the System.
4.2.    Customer Service Support. During the term of this Agreement, Verisign will provide reasonable telephone, web based and e-mail customer service support to Registrar, not Registered Name Holder or prospective customers of Registrar, for nontechnical issues solely relating to the System and its operation. Verisign will provide Registrar with a telephone number and e-mail address for such support during implementation of the Supported Protocol, APIs and Software. First-level telephone support will be available on a 7-day/24-hour basis.
5.    FEES
5.1.    Registration Fees.

(a)
Registrar agrees to pay Verisign the non-refundable fees set forth in Exhibit A for initial and renewal registrations and other incidental and ancillary services provided by Verisign (collectively, the "Registration Fees").

(b)
Verisign reserves the right to adjust the Registration Fees, provided that any price increase shall be made only upon six (6) months prior notice to Registrar (by e-mail, hand, by registered mail, or by courier or express delivery service), and provided that such adjustments are consistent with Verisign's Registry Agreement with ICANN.

(c)
Registrars shall provide Verisign a payment security comprised of an irrevocable letter of credit or cash deposit (the "Payment Security"). The amount of the Payment Security establishes Registrar's credit limit in the Verisign System and should be based on anticipated monthly level of registrations and other billable transactions. Registrar agrees to modify its Payment Security to support increases in billable transaction volumes as required by the Verisign credit and billing policies. Verisign will invoice Registrar monthly in arrears for each month's Registration Fees. All Registration Fees are due immediately upon receipt of Verisign's monthly invoices. In order to satisfy any outstanding account balances, Verisign may draw upon the Registrar's Payment Security. If this occurs, Registrar agrees to replenish Payment Security to the pre-draw level immediately upon completion of draw. If Registrar's Payment Security is depleted, registration of domain names for the Registrar will be suspended and new registrations will not be accepted until the Payment Security is replenished.

(d)
The Registration Fees due under this Agreement are exclusive of tax. All taxes, duties, fees and other governmental charges of any kind (including sales, turnover, services, use and value-added taxes, but excluding taxes based on the net income of Verisign) which are imposed by or under the authority of any government or any political subdivision thereof on the fees for any services, software and/or hardware shall be borne by Registrar and shall not be considered a part of, a deduction from or an offset against such Registration Fees. All payments due to Verisign shall be made without any deduction or withholding on account of any tax, duty, charge or penalty except as required by law, in which case, the sum payable by Registrar from which such deduction or withholding is to be made shall be increased to the extent necessary to ensure that, after making such deduction or withholding, Verisign receives and retains (free from any liability with respect thereof) a net sum equal to the sum it would have received but for such deduction or withholding being required.

5.2.    Change in Registrar Sponsoring Domain Name. Registrar may assume sponsorship of a Registered Name Holder's existing domain name registration from another registrar by following the Transfer Policy.

(a)
For each transfer of the sponsorship of a domain-name registration under the Transfer Policy, Registrar agrees to pay Verisign the renewal registration fee associated with a one-year extension, as set forth above. The losing registrar's Registration Fees will not be refunded as a result of any such transfer.

(b)
For a transfer approved by ICANN under Part B of the Transfer Policy, Registrar agrees to pay Verisign US $0 (for transfers of 50,000 names or fewer) or US $50,000 (for transfers of more than 50,000 names).

Fees under this Section 5.2 shall be due immediately upon receipt of Verisign's invoice pursuant to the Payment Security.
5.3.    Charges for ICANN Fees. Registrar agrees to pay to Verisign, within five (5) days of the date when due, any variable registry-level fees paid by Verisign to ICANN, which fees shall be secured by the Payment Security. The fee will consist of two components; each component will be calculated by ICANN for each registrar:

(a)
The transactional component of the Variable Registry-Level Fee shall be specified by ICANN in accordance with the budget adopted by the ICANN Board of Directors for each fiscal year but shall not exceed the amount set forth in the Registry Agreement.

(b)
The per-registrar component of the Variable Registry-Level Fee shall be specified by ICANN in accordance with the budget adopted by the ICANN Board of Directors for each fiscal year, but the sum of the per registrar fees calculated for all registrars shall not exceed the total Per-Registrar Variable funding established pursuant to the approved ICANN Budget.

5.4.    Non-Payment of Fees. Timely payment of fees owing under this Section 5 is a material condition of performance under this Agreement. In the event that Registrar fails to pay its fees within five (5) days of the date when due, Verisign may: (i) stop accepting new initial or renewal registrations from Registrar; (ii) delete the domain names associated with invoices not paid in full from the Registry database; (iii) give written notice of termination of this Agreement pursuant to Section 6.1(b) below; and (iv) pursue any other remedy under this Agreement.
6.    MISCELLANEOUS
6.1.    Term of Agreement and Termination.

(a)
Term of the Agreement; Revisions. The duties and obligations of the Parties under this Agreement shall apply from the Effective Date through and including the last day of the calendar month sixty (60) months from the Effective Date (the "Initial Term"). Upon conclusion of the Initial Term, all provisions of this Agreement will automatically renew for successive five (5) year renewal periods until the Agreement has been terminated as provided herein, Registrar elects not to renew, or Verisign ceases to operate the registry for the Registry TLD. In the event that revisions to Verisign's Registry-Registrar Agreement are approved or adopted by ICANN, Registrar shall have thirty (30) days from the date of notice of any such revision to review, comment on, and execute an amendment substituting the revised agreement in place of this Agreement, or Registrar may, at its option exercised within such thirty (30) day period, terminate this Agreement immediately by giving written notice to Verisign; provided, however, that in the event Verisign does not receive such executed amendment or notice of termination from Registrar within such thirty (30) day period of the date of the notice, Registrar shall be deemed to have executed such amendment as of the thirty-first (31st) day after the date of the notice.

(b)
Termination For Cause. In the event that either Party materially breaches any term of this Agreement including any of its representations and warranties hereunder and such breach is not substantially cured within thirty (30) calendar days after written notice thereof is given by the other Party, then the non-breaching Party may, by giving written notice thereof to the other Party, terminate this Agreement as of the date specified in such notice of termination.

(c)	Termination at Option of Registrar. Registrar may terminate this Agreement at any time by giving Verisign thirty (30) days notice of termination.

(d)
Termination Upon Loss of Registrar's Accreditation. This Agreement shall terminate immediately in the event Registrar's accreditation for the Registry TLD by ICANN, or its successor, is terminated or expires without renewal.

(e)
Termination in the Event that Successor Registry Operator is Named. This Agreement shall terminate in the event that the U.S. Department of Commerce or ICANN, as appropriate, designates another entity to operate the registry for the Registry TLD.

(f)
Termination in the Event of Bankruptcy. Either Party may terminate this Agreement if the other Party is adjudged insolvent or bankrupt, or if proceedings are instituted by or against a Party seeking relief, reorganization or arrangement under any laws relating to insolvency, or seeking any assignment for the benefit of creditors, or seeking the appointment of a receiver, liquidator or trustee of a Party's property or assets or the liquidation, dissolution or winding up of a Party's business.

(g)
Effect of Termination. Upon expiration or termination of this Agreement, Verisign will, to the extent it has the authority to do so, complete the registration of all domain names processed by Registrar prior to the date of such expiration or termination, provided that Registrar's payments to Verisign for Registration Fees are current and timely. Immediately upon any expiration or termination of this Agreement, Registrar shall (i) transfer its sponsorship of Registered Name registrations to another licensed registrar(s) of the Registry, in compliance with Part B of the Transfer Policy, or any other procedures established or approved by the U.S. Department of Commerce or ICANN, as appropriate, and (ii) either return to Verisign or certify to Verisign the destruction of all Confidential Information it has received under this Agreement. In the event of termination, Verisign reserves the right to immediately contact any and all Registered Name Holders to facilitate the orderly and stable transition of Registered Name Holders to other ICANN-accredited registrars. All fees owing to Verisign shall become immediately due and payable.

(h)
Survival. In the event of termination of this Agreement, the following shall survive: (i) Sections 2.6 (License), 2.7 (Registrar's Registration Agreement and Domain Name Dispute Policy), 2.8.1 (Handling of Personal Data), 6.1(g) (Effect of Termination), 6.1(h) (Survival), 6.2 (No Third Party Beneficiaries; Relationship of the Parties), 6.6 (Attorneys' Fees), 6.7 (Dispute Resolution; Choice of Law; Venue), 6.8 (Notices), 6.10 (Use of Confidential Information), 6.11 (Delays or Omissions; Waivers), 6.12 (Limitation of Liability), 6.13 (Construction), 6.14 (Intellectual Property), 6.15(c)

(Disclaimer of Warranties), 6.16 (Indemnification), and 6.17 (Entire Agreement; Severability); (ii) the Registered Name Holder's obligations to indemnify, defend, and hold harmless Verisign, as stated in Section 2.7(a)(6); and (iii) Registrar's payment obligations as set forth in Section 5 with respect to fees incurred during the term of this Agreement. Neither Party shall be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms but each Party shall be liable for any damage arising from any breach by it of this Agreement.
6.2.    No Third Party Beneficiaries; Relationship of the Parties. This Agreement does not provide and shall not be construed to provide third parties (i.e., non-parties to this Agreement), including any Registered Name Holder, with any remedy, claim, cause of action or privilege. Nothing in this Agreement shall be construed as creating an employer-employee or agency relationship, a partnership or a joint venture between the Parties.
6.3.    Force Majeure. Neither Party shall be responsible for any failure to perform any obligation (other than payment obligations) or provide service hereunder because of any Act of God, strike, work stoppage, governmental acts or directives, war, riot or civil commotion, equipment or facilities shortages which are being experienced by providers of telecommunications services generally, or other similar force beyond such Party's reasonable control.
6.4.    Further Assurances. Each Party hereto shall execute and/or cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
6.5.    Amendment in Writing. Except as otherwise provided in this Agreement, any amendment or supplement to this Agreement shall be in writing and duly executed by both Parties. Any new services approved by ICANN and purchased by Registrar will be subject to such terms and conditions as may be established by Verisign through an appendix to this Agreement or such other agreement executed by Registrar and Verisign.
6.6.    Attorneys' Fees. If any legal action or other legal proceeding (including arbitration) relating to the performance under this Agreement or the enforcement of any provision of this Agreement is brought against either Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).
6.7.    Dispute Resolution; Choice of Law; Venue. The Parties shall attempt to resolve any disputes between them prior to resorting to litigation. This Agreement is to be construed in accordance with and governed by the internal laws of the Commonwealth of Virginia, United States of America without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the Commonwealth of Virginia to the rights and duties of the Parties. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the eastern district of the Commonwealth of Virginia. Each Party to this Agreement expressly and irrevocably consents and submits to the jurisdiction and venue of each state and federal court located in the eastern district of the Commonwealth of Virginia (and each appellate court located in the Commonwealth of Virginia) in connection with any such legal proceeding.
6.8.    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service, by e-mail or by telecopier during business hours) to the address or telecopier number set forth beneath the name of such Party below, unless Party has given a notice of a change of address in writing:

if to Registrar:

Customer Name
Attention
Physical Address
City
State
Postal
Country
Telephone Number
Facsimile Number
E-Mail

with a copy to:

Customer Name
Attention
Physical Address
City
State
Postal
Country
Telephone Number
Facsimile Number
E-Mail

if to Verisign:
Vice President, VNDS LLC c/o VeriSign, Inc.
12061 Bluemont Way
Reston, VA 20190
Telephone: +1 703 948 3200
Facsimile: +1 703 948 3977
E-Mail: TBP
with copies to:
VeriSign, Inc.
12061 Bluemont Way
Reston, VA 20190
Telephone: +1 703 948 3200
Facsimile: +1 703 948 3977
E-Mail: cao@verisign-grs.com
- and -

General Counsel
VeriSign, Inc.
12061 Bluemont Way
Reston, VA 20190
Telephone: +1 703 948 3200
Facsimile: +1 703 450 7492
E-Mail: legal-east@verisign.com
if to VNDS LLC only:
Managing Director, VNDS LLC c/o
VeriSign, Inc.
12061 Bluemont Way
Reston, VA 20190
Telephone: +1 703 948 3200
Facsimile: +1 703 948 3977
E-Mail: TBP
with copies to:
(1) VeriSign, Inc.; and
(2) General Counsel, VeriSign, Inc.
(addresses above)
If to VIS only:
Managing Director, VIS c/o
VeriSign, Inc.
12061 Bluemont Way
Reston, VA 20190
Telephone: +1 703 948 3200
Facsimile: +1 703 948 3977
E-Mail: TBP
with copies to:
(1) VeriSign, Inc.; and
(2) General Counsel, VeriSign, Inc.
(addresses above)
6.9.    Assignment/Sublicense. Except as otherwise expressly provided herein, the provisions of this Agreement shall inure to the benefit of and be binding upon, the successors and permitted assigns of the Parties hereto. Registrar shall not assign, sublicense or transfer its rights or obligations under this Agreement to any third person without the prior written consent of Verisign. Verisign may assign its rights or obligations under this Agreement to an affiliate without the consent of Registrar.
6.9.1.    Assignment in Connection with Assignment of Agreement with ICANN. In the event that Verisign's Registry Agreement with ICANN for the Registry TLD is validly assigned, Verisign's rights under this Agreement shall be automatically assigned to the assignee of the Registry Agreement, provided that the assignee assumes the duties of Verisign under this Agreement. In the event that Registrar's accreditation agreement with ICANN for the Registry TLD is validly assigned, Registrar's rights under this Agreement shall be automatically assigned to the assignee of the accreditation agreement, provided that the subsequent registrar assumes the duties of Registrar under this Agreement.

6.10.    Use of Confidential Information. During the term of this Agreement, each Party (the "Disclosing Party") may disclose its Confidential Information to the other Party (the "Receiving Party"). Each Party's use and disclosure of Confidential Information disclosed hereunder are subject to the following terms and conditions:

(a)
The Receiving Party shall treat as strictly confidential, and use all reasonable efforts to preserve the secrecy and confidentiality of, all Confidential Information of the Disclosing Party, including implementing reasonable physical security measures and operating procedures.

(b)
The Receiving Party agrees that it will use any Confidential Information of the Disclosing Party solely for the purpose of exercising its right or performing its obligations under this Agreement and for no other purposes whatsoever.

(c)
The Receiving Party shall make no disclosures whatsoever of any Confidential Information of the Disclosing Party to others; provided, however, that if the Receiving Party is a corporation, partnership, or similar entity, disclosure is permitted to the Receiving Party's officers, employees, contractors and agents who have a demonstrable need to know such Confidential Information, provided the Receiving Party shall advise such personnel of the confidential nature of the Confidential Information and take reasonable steps to maintain the confidentiality thereof.

(d)	The Receiving Party shall not modify or remove any confidentiality legends and/or copyright notices appearing on any Confidential Information of the Disclosing Party.

(e)	The Receiving Party agrees not to prepare any derivative works based on the Confidential Information.

(f)
Notwithstanding the foregoing, this Subsection 6.10 imposes no obligation upon the parties with respect to information that (i) is disclosed in the absence of a confidentiality agreement and such disclosure was agreed to by the Disclosing Party in writing prior to such disclosure; or (ii) is or has entered the public domain through no fault of the Receiving Party; or (iii) is known by the Receiving Party prior to the time of disclosure; or (iv) is independently developed by the Receiving Party without use of the Confidential lnformation; or (v) is made generally available by the Disclosing Party without restriction on disclosure, or (vi) is required to be disclosed by law, regulation or court order; provided, that in the event the Receiving Party is required by Iaw, regulation or court order to disclose any of Disclosing Party's Confidential lnformation, Receiving Party will promptly notify Disclosing Party in writing prior to making any such disclosure in order to facilitate Disclosing Party seeking a protective order or other appropriate remedy from the proper authority, at the Disclosing Party's expense. Receiving Party agrees to cooperate with Disclosing Party in seeking such order or other remedy. Receiving Party further agrees that if Disclosing Party is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, it will furnish only that portion of the Confidential Information that is legally required.

6.11.    Delays or Omissions; Waivers. No failure on the part of either Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
6.12.    Limitation of Liability. IN NO EVENT WILL VERISIGN BE LIABLE TO REGISTRAR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, OR ANY DAMAGES RESULTING FROM LOSS OF PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF VERISIGN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.IN NO EVENT SHALL THE MAXIMUM AGGREGATE LIABILITY OF THE PARTIES EXCEED THE LESSER OF (I) THE TOTAL AMOUNT PAID TO VERISIGN UNDER THE TERMS OF THIS AGREEMENT FOR THE IMMEDIATELY PRECEDING TWELVE (12) MONTH PERIOD, OR (ii) $500,000 USD.
6.13.    Construction. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
6.14.    Intellectual Property. Subject to Section 2.6 above, each Party will continue to independently own its intellectual property, including all patents, trademarks, trade names, service marks, copyrights, trade secrets, proprietary processes and all other forms of intellectual property.
6.15.    Representations and Warranties

(a)
Registrar. Registrar represents and warrants that: (1) it is a corporation duly incorporated, validly existing and in good standing under the law of ________________, (2) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, (3) it is, and during the term of this Agreement will continue to be, accredited by ICANN or its successor, pursuant to an accreditation agreement dated after May 21, 2009 (4) the execution, performance and delivery of this Agreement has been duly authorized by Registrar, and (5) no further approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by Registrar in order for it to enter into and perform its obligations under this Agreement.

(b)
Verisign. Verisign represents and warrants that: (1) it is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (2) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, (3) the execution, performance and delivery of this Agreement has been duly authorized by Verisign, and (4) no further approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by Verisign in order for it to enter into and perform its obligations under this Agreement.

(c)
Disclaimer of Warranties. The EPP, APIs and Software are provided "as-is" and without any warranty of any kind. VERISIGN EXPRESSLY DISCLAIMS ALL WARRANTIES AND/OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY OR SATISFACTORY QUALITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OF THIRD PARTY RIGHTS. VERISIGN DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE EPP, APIs OR SOFTWARE WILL MEET REGISTRAR'S REQUIREMENTS, OR THAT THE OPERATION OF THE EPP, APIs OR

SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT DEFECTS IN THE EPP, APIs OR SOFTWARE WILL BE CORRECTED. FURTHERMORE, VERISIGN DOES NOT WARRANT NOR MAKE ANY REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF THE EPP, APIs, SOFTWARE OR RELATED DOCUMENTATION IN TERMS OF THEIR CORRECTNESS, ACCURACY, RELIABILITY, OR OTHERWISE. SHOULD THE EPP, APIs OR SOFTWARE PROVE DEFECTIVE, REGISTRAR ASSUMES THE ENTIRE COST OF ALL NECESSARY SERVICING, REPAIR OR CORRECTION OF REGISTRAR'S OWN SYSTEMS AND SOFTWARE.
6.16.    Indemnification. Registrar, at its own expense and within thirty (30) days of presentation of a demand by Verisign under this paragraph, will indemnify, defend and hold harmless Verisign and its employees, directors, officers, representatives, agents and affiliates, against any claim, suit, action, or other proceeding brought against Verisign or any affiliate of Verisign based on or arising from any claim or alleged claim (i) relating to any product or service of Registrar; (ii) relating to any agreement, including Registrar's dispute policy, with any Registered Name Holder of Registrar; or (iii) relating to Registrar's domain name registration business, including, but not limited to, Registrar's advertising, domain name application process, systems and other processes, fees charged, billing practices and customer service; provided, however, that in any such case: (a) Verisign provides Registrar with prompt notice of any such claim, and (b) upon Registrar's written request, Verisign will provide to Registrar all available information and assistance reasonably necessary for Registrar to defend such claim, provided that Registrar reimburses Verisign for its actual and reasonable costs. Verisign shall have the right to control the defense of Verisign to any claim or in litigation, through counsel of its choice, whose fees shall be subject to indemnification as provided herein. Registrar will not enter into any settlement or compromise of any such indemnifiable claim without Verisign's prior written consent, which consent shall not be unreasonably withheld. Registrar will pay any and all costs, damages, and expenses, including, but not limited to, reasonable attorneys' fees and costs awarded against or otherwise incurred by Verisign in connection with or arising from any such indemnifiable claim, suit, action or proceeding.
6.17.    Entire Agreement; Severability. This Agreement, which includes Exhibits A and B, constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, representations, statements, negotiations, understandings, proposals or undertakings, oral or written, with respect to the subject matter expressly set forth herein. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, each Party agrees that such provision shall be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. If necessary to effect the intent of the Parties, the Parties shall negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language that reflects such intent as closely as possible.
6.18.    Service Level Agreement. Appendix 10, as may be amended from time to time, of the Registry Agreement shall be incorporated into this Agreement and attached hereto as Exhibit B.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.
Verisign
By:
Name:
Title:
Date:
Registrar

By:
Name:
Title:
Date:

Exhibit A
REGISTRATION FEES

1.	Domain-Name Initial Registration Fee
Registrar agrees to pay US $7.85 per annual increment of an initial domain name registration, or such other amount as may be established in accordance with Section 5.1(b) above.

2.	Domain-Name Renewal Fee
Registrar agrees to pay US $7.85 per annual increment of a domain name registration renewal, or such other amount as may be established in accordance with Section 5.1(b) above.

3.	Domain Name Transfer
Registrar agrees to pay US $7.85 per domain name that is transferred to Registrar from another ICANN-Accredited Registrar, or such other amount as may be established in accordance with Section 5.1(b) above.

4.	EPP Update to Restore a Name
Registrar agrees to pay US $40.00 per use of the EPP Update command to restore a domain name, or such other amount as may be established in accordance with Section 5.1(b) above.

5.	Sync
Registrar agrees to pay US $2.00, plus $1.00 per month of the sync, for each use of the Supported Protocol Sync command, or such other amount as may be established in accordance with Section 5.1(b) above.

Exhibit B
SERVICE LEVEL AGREEMENT
See Appendix 10 to the .com Registry Agreement, as may be amended from time to time.

.com Registry Agreement Appendix 9
Approved Services
(1 December 2012)
The Registry Agreement specifies a "Process for Consideration of Proposed Registry Services." The following services are specifically identified as having been approved by ICANN prior to the effective date of the Registry Agreement. As such, notwithstanding any other provisions of the Registry Agreement, VeriSign shall be free to deploy the following services:

•	ConsoliDate, in accordance with VeriSign's Registrar Reference Manual (v2.2) Section 2.14 to 2.14.3;

•	Internationalized Domain Names, in accordance with the Letter from Rusty Lewis to Paul Twomey dated 13 October 2003;

•
Restore, which allows use of the RRP Restore or EPP Update command to retrieve a previously deleted domain name registration during the Redemption Grace Period (approved by ICANN in accordance with VeriSign's Registrar Reference Manual (v2.2) Section 2.5.1.1-2.5.1.3);

•	Wait Listing Service, in accordance with the letter from John O. Jeffrey to Russell Lewis dated 26 January 2004; and

•
Transfer Dispute Resolution, in accordance with the Registrar Transfer Dispute Resolution Policy, dated 12 July 2004 (as may be amended or superseded by ICANN), and VeriSign's Supplemental Rules for Registrar Transfer Disputes.

.com Registry Agreement Appendix 10 Service Level Agreement (SLA) (1 December 2012)

Verisign, Inc. ("Registry Operator") strives to provide a world-class level of service to its customers. This Service Level Agreement ("SLA") provides remedies in the form of SLA Credits (as defined in section 2 below) should the operational performance of Registry Operator fall below certain Performance Specifications identified in Appendix 7.
1. Definitions.
Capitalized terms used herein and not otherwise defined shall have the definitions ascribed to them in the Registry Agreement, including, but not limited to Appendix 7.
2. SLA Credits.
If the Registry Operator fails to meet the Performance Specifications defined in Appendix 7, Section 6 thereof, to which Credit Levels apply, the Registry Operator shall pay credits to ICANN-Accredited Registrar(s) in accordance with the identified Credit Level for such failed Performance Specifications metrics, calculated in accordance with the Credit Level tables set forth in this Section 2 ("SLA Credit"). The SLA Credit due to each ICANN-Accredited Registrar shall be paid as an offset to registrations and other fees owed to Registry Operator by the ICANN-Accredited Registrar. SLA Credits represent the total credits, penalties and/or liabilities that may be assessed to the Registry Operator for a breach of the Performance Specifications set forth in Appendix 7. All SLA Credits shall be paid in U.S. Dollars. The Credit Level Table (Refer to Table SLA Credits) indicates the corresponding Credit Level for each Performance Specification to which Credit Levels apply. This SLA will be reconciled on a quarterly basis and unless otherwise specified in this SLA, SLA Credits will be issued on a quarterly basis.

App. 7 Reference	Performance Specification	SRS	Name Server	Whois
6.2.2, 6.2.3, 6.2.4	Service Availability	Level 2	Level 1	Level 2
6.3.1	Planned Outage - Duration	Level 6	NA	NA
6.3.2	Planned Outage - Timeframe	Level 5	NA	NA
6.3.3	Planned Outage - Notification	Level 5	NA	NA
6.4.1	Extended Planned Outage - Duration	Level 6	NA	NA
6.4.2	Extended Planned Outage - Timeframe	Level 5	NA	NA
6.4.3	Extended Planned Outage - Notification	Level 5	NA	NA
6.5.1	Processing Time - Check Domain	Level 3	NA	NA
6.5.2	Processing Time - Add/Create Domain	Level 3	NA	NA
6.5.3	Processing Time - Modify/Update and Delete Domain	Level 3	NA	NA
6.5.4	Processing Time - Whois Query	NA	NA	Level 3
6.5.5	Processing Time - DNS Name Server Resolution	NA	Level 3	NA
6.6.1	Update Frequency - DNS Name Server	NA	Level 4	NA
6.6.2	Update Frequency - Whois	NA	NA	Level 4
2.1 Credit Level 1 - Credit Level 1 is assessed for DNS Name Server Service Availability less than 100% per Monthly Timeframe. If the DNS Name Server Service Availability Performance Specification is not met, the SLA Credit for Credit Level 1 shall be payable to active ICANN-Accredited Registrars 30 days after the applicable calendar month in which the Service Availability Performance Specification was not met. For purposes of this

Appendix 10, an "active" ICANN-Accredited Registrar is one who has registered greater than 150 net new .com domain names in the previous Monthly Timeframe.
Each active ICANN-Accredited Registrar that meets the requirements of Section 3 below would be credited an amount equal to such active ICANN-Accredited Registrar's net new .com domain name registrations during the applicable Monthly Timeframe divided by the net amount of new .com domain name registrations for all active ICANN-Accredited Registrars within the applicable Monthly Timeframe times the Monthly Credit Amount set forth in Table Credit Level 1.
Table Credit Level 1

	<30 sec.'s	30-60 sec.'s	1-2 min.'s	2-10 min.'s	10-30 min.'s	over 30 min.'s
SLA Credit Amount	$100,000	$175,000	$250,000	$400,000	$750,000	$1,000,000
2.2 Credit Level 2 - Credit Level 2 is assessed for SRS Service Availability less than 99.99% per calendar year and for Whois Service Availability less than 100% per Monthly Timeframe. If a Service Availability Performance Specification metrics are not met, the SLA Credit for Credit Level 2 shall be credited directly to active ICANN-Accredited Registrar(s) that meet the requirements of Section 3 below in an amount equal to the duration of the outage times (OT) times the average daily number of .com registrations over the previous three (3) months (NRAvg) times the .com wholesale fee divided by the number of minutes per day (1,440 minutes).
Active ICANN-Accredited Registrar would be credited:
(.com Registry Fee)*(OT)*(NRAvg)
(1,440 minutes)
Additionally, for any month where the total combined Unplanned Outage of SRS and Whois is greater than 30 minutes, Registry Operator will credit active ICANN-Accredited Registrars that meet the requirements of Section 3 below One Thousand Dollars ($1,000).
2.3 Credit Level 3 - Credit Level 3 is assessed for failure to meet the Performance Specifications for the Processing Time for check domain, add/create, modify/update and delete domain commands, and DNS Name Server Resolution and Whois queries. If the Processing Time Performance Specifications metrics are not met, the SLA Credit for Credit Level 3 (Refer to Table Credit Level 3) shall be payable to active ICANN-Accredited Registrars in an amount based upon the % of time that the Processing Time exceeds the applicable Performance Specifications metric.
Each active ICANN-Accredited Registrar that meets the requirements of Section 3 below would be credited an amount equal to such active ICANN-Accredited Registrar's net new .com domain name registrations during the applicable Monthly Timeframe divided by the net amount of net new .com domain name registrations for all active ICANN-Accredited Registrars within the applicable Monthly Timeframe times the SLA Credit Amount set forth in Table Credit Level 3 within 30 days after the applicable calendar month.
Table Credit Level 3

	5 - <10%	10 - <25%	25 - <50%	≥50%
SLA Credit Amount	$500	$1,000	$2,000	$5,000
2.4 Credit Level 4 - Credit Level 4 is assessed for failure to meet the Performance Specifications for Update frequencies for DNS Name Server and Whois. If the Update frequency Performance Specifications metrics are not met, the SLA Credit for Credit Level 4 (Refer to Table Credit Level 4) shall be payable to active ICANN-Accredited Registrars in an amount based upon the % of time that the Update frequency exceeds the applicable Performance Specifications metric.
Each active ICANN-Accredited Registrar that meets the requirements of Section 3 below would be credited an amount equal to such active ICANN-Accredited Registrar's net new .com domain name registrations during the applicable Monthly Timeframe divided by the net amount of new .com domain name registrations for all active ICANN-Accredited Registrars within the applicable Monthly Timeframe times the SLA Credit Amount set forth in Table Credit Level 4.

Table Credit Level 4

	Up to <15 minutes over	15 minutes to <1 hour	1 hour to <12 hours	≥ 12 hours
SLA Credit Amount	$500	$1,000	$2,000	$5,000
2.5 Credit Level 5 - Credit Level 5 is assessed for failure to meet the Performance Specifications for Planned Outage Timeframe, Planned Outage Notification, Extended Planned Outage Timeframe and Extended Planned Outage Notification. If the Performance Specifications metrics are not met, the SLA Credit for Credit Level 5 shall be payable to each active ICANN-Accredited Registrar that meets the requirements of Section 3 below in an amount equal to such active ICANN-Accredited Registrar's net new .com domain name registrations during the applicable Monthly Timeframe divided by the net amount of new .com domain name registrations for all active ICANN-Accredited Registrars within the applicable Monthly Timeframe times One Thousand Dollars ($1,000).
2.6 Credit Level 6 - Credit Level 6 is assessed for failure to meet the Performance Specifications for Planned Outage Duration and Extended Planned Outage Duration. If the Performance Specifications are not met, the SLA Credit for Credit Level 6 shall be payable directly to active ICANN-Accredited Registrar(s) that meet the requirements of Section 3 below in an amount equal to the Average Daily Volume (ADM) of net .com new adds as averaged over the course of the previous three months times the Planned Duration Overage (PDO) in minutes times the SLA Credit graduated financial penalty set forth in Table Credit Level 6. For purposes of this Appendix 10, PDO is calculated by subtracting the maximum allowable time in hours and minutes for a Planned Outage Duration or Extended Planned Outage Duration, as applicable, from the total outage in hours and minutes.
Table Credit Level 6

	1 to <15 minutes	15 minutes to <1 hour	1 to <3 hours	3 -to <6 hours	≥ 6 hours
SLA Credit	ADM*PDO*$0.25	ADM*PDO*$0.5	ADM*PDO*$1	ADM*PDO*$1.50	ADM*PDO*$2
3. Registrar Responsibilities.
In order for ICANN-Accredited Registrars to claim SLA Credits outlined in this Appendix 10, the procedures of this Section 3 must be strictly followed.
3.1 The affected ICANN-Accredited Registrar must report each occurrence of alleged failure by Registry Operator to meet a Performance Specification and make a request for SLA Credit to the Registry Operator's customer service help desk in the manner required by the Registry Operator (i.e., e-mail, fax, telephone) in order to be eligible for a SLA Credit. An affected ICANN Accredited Registrar must initiate a request for SLA Credits within three months of the end of the calendar year in which the failure to meet a Performance Specification occurred.
3.2 Each ICANN-Accredited Registrar must inform the Registry Operator any time its estimated volume of transactions (excluding check domain commands) is expected to exceed the ICANN-Accredited Registrar's previous month's volume by more than 25%. In the event that an ICANN-Accredited Registrar fails to inform Registry Operator of a forecasted increase of volume of transactions of 25% or more and the ICANN-Accredited Registrar's volume increases 25% or more over the previous month, and should the total volume of transactions for the Registry Operator for all ICANN-Accredited Registrars for that month exceed the Registry Operator's actual volume of the previous month's transactions by more than 20%, then the ICANN-Accredited Registrar will not be eligible for any SLA Credits outlined in this SLA in that Monthly Timeframe. An ICANN-Accredited Registrar shall provide such forecast at least 30 days prior to the first day of the applicable calendar month. Registry Operator agrees to provide monthly transaction summary reports to ICANN-Accredited Registrars via e-mail.
3.3 The affected ICANN-Accredited Registrar must provide documentation to support its claim for a SLA Credit. An ICANN-Accredited Registrar shall provide documentation in the form of either:
a) ICANN-Accredited Registrar initiated notification(s) to the Registry Operator of a Performance Specification that exceeded SLA limits or failed to meet SLA requirements, including the trouble ticket number issued by the Registry

Operator. The closing ticket(s) should be included as well in order to determine the total downtime (unless the trouble ticket includes this); or
b) Notification from the Registry Operator (with trouble ticket number attached) of a Performance Specification that exceeded SLA limits or failed to meet SLA requirements. The closing ticket(s) should be included as well in order to determine the total downtime (unless the trouble ticket includes this).
3.4 In order to calculate credits, the affected ICANN-Accredited Registrar must include volume figures for the past three (3) calendar months (or, if less, such amount of time that the ICANN-Accredited Registrar has been authorized to register names in the .com registry) and a certification that these numbers accurately reflect the minimum number of registrations that would be covered during the affected period.
3.5 Registry Operator shall perform the required measurements in order to corroborate the total SLA Credits requested by ICANN-Accredited Registrar. Such measurements and associated documentation shall be delivered by e-mail to each of the ICANN-Accredited Registrars requesting a SLA Credit.
3.6 When the above steps have been accurately completed, Registry Operator shall provide notification of the number of SLA Credits that will be entered in the affected ICANN-Accredited Registrar's account that can be used immediately toward .com domain name registrations and other fees owed to Registry Operator by the ICANN-Accredited Registrar.
4. Obligations.
4.1 Except in the case of cross-network name server performance (which is not a subject of this Service Level Agreement), Registry Operator will perform monitoring from at least two external locations and a minimum of one internal location as a means to verify that a) sessions can effectively be established and b) EPP commands can be successfully completed.
4.2 In the event that all ICANN-Accredited Registrars are affected by a SRS unavailability, the Registry Operator is responsible for opening a blanket trouble ticket and immediately notifying all ICANN-Accredited Registrars of the trouble ticket number and details.
4.3 In the event that the System Services are unavailable to an individual ICANN-Accredited Registrar, Registry Operator will use commercially reasonable efforts to re-establish the affected System Services for such ICANN-Accredited Registrar as soon as reasonably practicable. Any System Services unavailability attributable to any individual ICANN-Accredited Registrar that does not represent a System Services outage will not result in SLA Credits or be subject to this SLA.
4.4 ICANN-Accredited Registrar(s) and the Registry Operator agree to use reasonable commercial good faith efforts to establish the cause of any alleged System Services unavailability. If it is mutually determined to be a Registry Operator problem, the System Services unavailability will be subject to this SLA.
4.5 The Registry Operator will use commercially reasonable efforts to restore any System Services within 24 hours after the termination of a force majeure event and restore full system functionality within 48 hours after the termination of a force majeure event. Outages due to a force majeure will not be considered System Services unavailability, impact the Performance Specifications set forth in Appendix 7, or be subject to this SLA.
4.6 The Registry Operator will open incident trouble tickets within a commercially reasonable period of time and will treat all system performance problems in order of decreasing severity and fix them within a commercially reasonable period of time. Incidents flagged by the measurement system will also qualify as ticketed events and will be subject to this SLA.
4.7 The Registry Operator will publish monthly system performance and Service Availability reports.
5. Miscellaneous.
5.1 This SLA is independent of any rights, obligations or duties set forth in the Registry Agreement. In the event of any conflict between the terms and conditions of this SLA and the Registry Agreement, the Registry Agreement shall control.
5.2 As an addendum to the Registry-Registrar Agreement ("RRA"), no provision in this SLA is intended to replace any term or condition in the RRA.

5.3 Dispute Resolution will be handled per RRA Section 6.7.
5.4 Any interruption of System Services that occurs, as a direct result of RRA Sections 2.13 (Resolution of Technical Problems), 5.4 (Non-Payment of Fees), or 6.3 (Force Majeure) or any other applicable provision within the RRA or Registry Operator's compliance with any Consensus Policy established after the Effective Date, will not be subject to this SLA, but only to the extent and for so long as such interruption of System Services is unavoidable by commercially reasonable efforts due to Registry Operator's compliance with such provisions within the RRA or any Consensus Policy established after the Effective Date.